Exhibit 2.1
PURCHASE AGREEMENT

BY AND AMONG

U.S. DRY CLEANING CORPORATION,

USDC FRESNO, INC.,

USDC FRESNO 2, INC.,

TEAM ENTERPRISES, INC.,

BELL HOP CLEANERS OF CALIFORNIA, INC.,

TEAM EQUIPMENT, INC.,

FABRICARE SERVICES, INC.,

ANDREW B. JONES, AS SHAREHOLDERS’ AGENT,

AND

THE SHAREHOLDERS

August 30, 2007

i

EXHIBITS

Exhibit A	Form of Companies’ Counsel Legal Opinion
Exhibit B	Form of Non-Compete Agreement
Exhibit C	Form of Employment Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Parent Counsel Legal Opinion

DISCLOSURE SCHEDULES

v

MASTER PURCHASE AGREEMENT

THIS MASTER PURCHASE AGREEMENT (this “Agreement”), dated as of August 30, 2007, by and among U.S. Dry Cleaning Corporation, a Delaware corporation (“Parent”), USDC Fresno, Inc., a California corporation and a wholly owned subsidiary of Parent (“Fresno Sub”), USDC Fresno 2, Inc., a California corporation and a wholly owned subsidiary of Parent (“Fresno 2 Sub”), Team Enterprises, Inc., a New Mexico corporation (“Team Enterprises”), Bell Hop Cleaners of California, Inc., a New Mexico corporation (“Bell Hop”), Team Equipment, Inc., a California corporation (“Team Equipment”), Fabricare Services, Inc., a California corporation (“FSI”), Andrew B. Jones, as Shareholders’ Agent and, solely for the purposes of ARTICLE III, ARTICLE IXand ARTICLE X of this Agreement, the Shareholders (as defined herein).

RECITALS

WHEREAS, the Board of Directors of each of Parent, the Acquirors and the Companies deem it advisable and in the best interests of its respective shareholders to consummate the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of each of Parent, the Acquirors and the Companies has unanimously adopted this Agreement and the transactions contemplated hereby in accordance with the provisions of the General Corporation Law of the States of California (“California Law”), New Mexico (“New Mexico Law”) and Arizona (“Arizona Law”) upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of each Company has unanimously determined that the consideration to be paid to each of their respective shareholders is fair to their shareholders and has resolved to recommend to their shareholders the approval of this Agreement and the transactions contemplated hereby upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Shareholders have approved this Agreement and the transactions contemplated hereby in accordance with California Law, New Mexico Law and Arizona Law; and

WHEREAS, the sole shareholder of Fresno Sub and Fresno 2 Sub has approved this Agreement and the transactions contemplated hereby in accordance with the provisions of California Law.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1     Defined Terms.

As used herein, the terms below shall have the following meanings.  Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Acquirors” means Fresno Sub and Fresno 2 Sub.

“Acquisition Transaction” means any transaction or series of related transactions involving: (i) the sale, license, disposition or acquisition of all or a material portion of the business or assets of any of the Companies; (ii) the sale, issuance, grant, disposition or acquisition of (A) the Common Stock or other equity security of any of the Companies, (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire the common stock or other equity security of any of the Companies, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for common stock or other equity security of any of the Companies; or (iii) any merger, consolidation, business combination, tender offer, share exchange, reorganization or similar transaction involving the Companies.

“Act” has the meaning set forth in Section 3.34(c).

“Additional Assets” means for each Company, cash on hand in store registers, accounts receivable aged less than 60 days, deposits and pre-paid rents for the Real Property Leases, the Deposits and Advances, pre-paid taxes for periods prior to the Closing, pre-paid franchise and license fees for periods prior to the Closing, and prepaid excess inventory set forth on Section 2.1(a)(iii) of the Disclosure Schedules.

“Agreement” has the meaning set forth in the preamble.

“Annual Financial Statements” means the unaudited balance sheet of each Company at December 31, 2005 and December 31, 2006, together with the related statements of income and cash flows, including the notes thereto.

“Arizona Law” has the meaning set forth in the recitals.

“Assignment Consent” has the meaning set forth in Section 2.1(e)(i).

“Assumed Liabilities” has the meaning set forth in Section 2.1(c).

“Audit” means any audit, assessment of Taxes, other examination by any Tax Authority, or any administrative or judicial proceeding or appeal of such proceeding relating to Taxes.

“Authorizations” has the meaning set forth in Section 3.10.

“Basket” has the meaning set forth in Section 9.1(a).

“Bell Hop” has the meaning set forth in the preamble.

“Bell Hop Purchase Price” has the meaning set forth in the Section 2.2(b).

“Bell Hop Purchased Assets, Team Equipment Purchased Assets and FSI Purchased Assets” has the meaning set forth in Section 2.1(a).

“Bell Hop Shareholders” means Melinda J. Brooke, trustee of The Melinda J. Hayes Revocable Trust U/D/T March 19, 1991; Frederic P. Jones, Jr.; Andrew B. Jones; Thomas H. Jones, trustee of the Thomas H. Jones and Shirley C. Jones Family Trust/Survivors Trust; and Gail J. Lohmann, trustee of The 2000 Gail J. Lohmann SP Trust U/D/T September 28, 2000.

“Books and Records” has the meaning set forth in Section 2.1(a)(xiii).

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are required or authorized by Law to be closed in California.

“California Law” has the meaning set forth in the recitals.

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” has the meaning set forth in Section 2.5.

“Closing Statement” has the meaning set forth in Section 2.3(a).

“COBRA” has the meaning set forth in Section 3.16(d).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Companies” means collectively, Team Enterprises, Bell Hop, Team Equipment and FSI.

“Companies’ Counsel Legal Opinion” has the meaning set forth in Section 7.3(d).

“Company” means individually, each of Team Enterprises, Bell Hop, Team Equipment and FSI.

“Company Intellectual Property” means the Intellectual Property used in or necessary for the conduct of the business of each Company as currently conducted and as currently proposed to be conducted.

“Company Owned Intellectual Property” means any Intellectual Property (including all of the intellectual property set forth in Section 3.13(b) of the Disclosure Schedules) which each Company represents herein to Parent is owned by each Company.

“Company Software” has the meaning set forth in Section 3.13(e).

“Confidential Information” has the meaning set forth in Section 3.13(f).

“Control” means, but is not limited to: choice of counsel, strategy, all communications with insurers, as applicable, who are participating in defending any such claim and resolution of all such claims, including settlement, compromise and/or litigation.

“Debt” means all Indebtedness of the Company.

“Deposits and Advances” has the meaning set forth in Section 2.1(a)(x).

“Disclosure Schedule” and “Disclosure Schedules” has the meaning set forth in ARTICLE III.

“Dollars” or “$” means the lawful currency of the United States of America.

“Employment Agreement” has the meaning set forth in Section 7.2(c).

“Employee Plans” has the meaning set forth in Section 3.16(a).

“Environment” has the meaning set forth in Section 3.14(i)(i).

“Environmental Claim” has the meaning set forth in Section 3.14(i)(ii).

“Environmental Law” has the meaning set forth in Section 3.14(i)(iii).

“ERISA” has the meaning set forth in Section 3.16(a).

“ERISA Affiliate” has the meaning set forth in Section 3.16(a).

“Escrow Agent” shall mean an escrow agent mutually agreeable to the parties.

“Escrow Agreement” shall mean the Escrow Agreement among the Shareholders and Parent in the form attached hereto as Exhibit E.

“Escrow Payments” has the meaning set forth in Section 6.9(b).

“Escrow Shares” has the meaning set forth in Section 6.9(a).

“Eviction” has the meaning set forth in Section 9.1(e).

“Excluded Assets” has the meaning set forth in Section 2.1(b).

“Excluded Liabilities” has the meaning set forth in Section 2.1(d).

“Final Date” has the meaning set forth in Section 8.1(b).

“Financial Statements” means the Annual Financial Statements and the Monthly Financial Statements.

“Fresno Sub” has the meaning set forth in the preamble.

“Fresno 2 Sub” has the meaning set forth in the preamble.

“FSI” has the meaning set forth in the preamble.

“FSI Purchase Price” has the meaning set forth in the Section 2.2(d).

“FSI Shareholders” means Melinda J. Brooke, trustee of The Melinda J. Hayes Revocable Trust U/D/T March 19, 1991; Frederic P. Jones, Jr.; Andrew B. Jones; Thomas H. Jones, trustee of the Thomas H. Jones and Shirley C. Jones Family Trust/Survivors Trust; and Gail J. Lohmann, trustee of The 2000 Gail J. Lohmann SP Trust U/D/T September 28, 2000.

“GAAP” means the United States generally accepted accounting principles.

“Governmental Entity” means any arbitrator, court, agency, commission, tribunal, nation, government, any state or other political subdivision thereof and any entity exercising or entitled to exercise executive, legislative, judicial, regulatory, taxing or administrative power or authority of any nature whatsoever, in each case, whether foreign or domestic.

“Indebtedness” means (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any Lien on any property and (vi) all guarantee obligations.

“Indemnified Person” has the meaning set forth in Section 9.2(a).

“Indemnitor” has the meaning set forth in Section 9.2(a).

“Indemnity Notice” has the meaning set forth in Section 9.2(a).

“Insurance Proceeds” has the meaning set forth in Section 6.9(c).

“Intellectual Property” means all patents, trademarks, trade names, service marks, Internet domain names, copyrights, and any applications therefor, trade secrets, know-how, technology, inventions (whether patentable or unpatentable and whether or not reduced to practice), algorithms, processes, computer software programs or applications (in source code and/or object code form), databases, schematics, designs and tangible or intangible proprietary information or material.

“Inventory” has the meaning set forth in Section 2.1(a)(iii).

“IRS” means the Internal Revenue Service.

“Knowledge” means (i) with respect to any natural person, the actual knowledge of such person after due and diligent inquiry, or (ii) with respect to each Company, Parent or the Acquirors, the actual knowledge of such party’s directors and officers or other management-level personnel having responsibility for the matters represented after due and diligent inquiry.

“Law” or “Laws” has the meaning set forth in Section 3.21.

“Lease Agreements” has the meaning set forth in Section 3.19.

“Leased Real Property” has the meaning set forth in Section 2.1(a)(vii).

“Lien” means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, security interest, encumbrance or restriction of any kind in respect of such asset; provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings and disclosed in Section 3.15 of the Disclosure Schedules, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics to secure claims for labor, materials or supplies incurred in the ordinary course of business and (x) not yet delinquent or (y) being contested in good faith and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities laws.

“Machinery and Equipment” has the meaning set forth in Section 2.1(a)(iv).

“Material Adverse Effect” means, with respect to any entity or group of entities, any event, change or effect that (x) is, or is reasonably expected to be, materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), prospects, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole; or (y) would prevent or materially alter or delay any of the transactions contemplated by this Agreement.

“Material Contracts” has the meaning set forth in Section 3.28.

“Materials of Environmental Concern” has the meaning set forth in Section 3.14(i)(iv).

“Monthly Financial Statements” means the unaudited balance sheets of each Company for each fiscal month completed prior to the Closing Date, beginning with the month ended January 2007 and the related statements of income and cash flows for the monthly periods then ended.

“New Mexico Law” has the meaning set forth in the recitals.

“Non-Assignable Asset” has the meaning set forth in Section 2.1(e)(i).

“Non-Compete Agreement” has the meaning set forth in Section 7.3(i).

“Owned and Leased Vehicles” has the meaning set forth in Section 2.1(a)(v).

“Parent” has the meaning set forth in the preamble.

“Parent Common Stock” means all shares of Parent common stock, par value $0.001 per share.

“Parent Counsel Legal Opinion” has the meaning set forth in Section 7.2(f).

“Personal Property” has the meaning set forth in Section 2.1(a)(vi).

“Personal Property Leases” has the meaning set forth in Section 2.1(a)(viii).

“Proposed Settlement Amount” has the meaning set forth in Section 9.6(b).

“Purchased Assets” has the meaning set forth in Section 2.1(a).

“Purchaser” shall mean Fresno 2 Sub.

“Purchaser Damages” has the meaning set forth in Section 9.1(a).

“Real Property Leases” has the meaning set forth in Section 2.1(a)(vii).

“Receivables” has the meaning set forth in Section 2.1(a)(ii).

“Registration Rights Agreement” has the meaning set forth in Section 7.2(d).

“Release” has the meaning set forth in Section 3.14(i)(v).

“Remediate” or “Remediation” has the meaning set forth in Section 3.14(i)(vi).

“Representatives” has the meaning set forth in Section 9.1(a).

“Seller Damages” has the meaning set forth in Section 9.1(b).

“Sellers” means collectively, Team Enterprises, Bell Hop, Team Equipment and FSI.

“Sellers Claims” has the meaning set forth in Section 2.1(b)(ix).

“Sellers Contracts” has the meaning set forth in Section 2.1(a)(xi).

“Shares” has the meaing set forth in Section 4.6.

“Shareholders” mean collectively, the Team Enterprises Shareholders, Bell Hop Shareholders, Team Equipment Shareholders and FSI Shareholders.

“Store Target Amount” means $119,230 for Team Enterprises Store 5B and $115,430 for Team Enterprises Store 8.

“Tax” or “Taxes” means all United States federal, state, local and foreign taxes, and other assessments of a similar nature including, without limitation: (i) taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, profits, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; (ii) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; (iii) license, registration and documentation fees; and (iv) customs duties, tariffs and similar charges, in each case, whether imposed directly or through withholding, and including any interest, additions to tax, or penalties applicable thereto.

“Tax Authority” means the IRS and any other national, regional, state, municipal, foreign or other governmental or regulatory authority or administrative body responsible for the administration of any Taxes.

“Tax Return” means all United States federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns or other documents and any amendments thereto required to be filed with a Tax Authority.

“Team Enterprises” has the meaning set forth in the preamble.

“Team Enterprises Cash Amount” has the meaning set forth in the Section 2.2(a)(ii).

“Team Enterprises Purchase Price” has the meaning set forth in Section 2.2(a).

“Team Enterprises Purchased Assets” has the meaning set forth in Section 2.1(a).

“Team Enterprises Shareholders” means Melinda J. Brooke, trustee of The Melinda J. Hayes Revocable Trust U/D/T March 19, 1991; Frederic P. Jones, Jr.; Frederic P. Jones and Mary S. Jones, trustees of the Jones Family Trust; Andrew B. Jones; Thomas H. Jones, trustee of the Thomas H. Jones and Shirley C. Jones Family Trust/Survivors Trust; and Gail J. Lohmann, trustee of The 2000 Gail J. Lohmann SP Trust U/D/T September 28, 2000.

“Team Enterprises Shares” has the meaning set forth in the Section 2.2(a)(i).

“Team Enterprises Store 5B” means the Team Enterprises store located at 2842 Greer Road in Turlock, California.

“Team Enterprises Store 8” means the Team Enterprises store located at 2400 Coffee Rd., Suite S in Modesto, California.

“Team Equipment” has the meaning set forth in the preamble.

“Team Equipment Purchase Price” has the meaning set forth in the Section 2.2(c).

“Team Equipment Shareholders” means Melinda J. Brooke, trustee of The Melinda J. Hayes Revocable Trust U/D/T March 19, 1991; Frederic P. Jones, Jr.; Andrew B. Jones; Thomas H. Jones, trustee of the Thomas H. Jones and Shirley C. Jones Family Trust/Survivors Trust; and Gail J. Lohmann, trustee of The 2000 Gail J. Lohmann SP Trust U/D/T September 28, 2000.

“Third Party Claim” has the meaning set forth in Section 9.6(a).

“Transfer Taxes” shall mean all federal, state or local sales, use, transfer, or similar Taxes that may be imposed in connection with the transfer of Purchased Assets.

“Treasury Regulations” has the meaning set forth in Section 3.16(b).

“Upper Limit” has the meaning set forth in Section 2.2(a)(iii)(A).

“Voting Debt” has the meaning set forth in Section 3.3(b).

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

ARTICLE II

ASSET PURCHASES

Section 2.1             Purchased Assets.

(a)           Purchased Assets.  Subject to the terms and conditions of this Agreement, at the Closing, (i) Team Enterprises shall sell, transfer, convey, assign and deliver to Fresno Sub, and Fresno Sub shall purchase from Team Enterprises, all of Team Enterprises’ right, title and interest in, to and under the assets, properties, goodwill and rights of Team Enterprises of every nature, kind and description, tangible and intangible, wherever located, whether or not carried on the books of Team Enterprises (other than the Excluded Assets) (collectively, the “Team Enterprises Purchased Assets”) and (ii) Bell Hop, Team Equipment and FSI shall sell, transfer, convey, assign and deliver to Fresno 2 Sub, and Fresno 2 Sub shall purchase from Bell Hop, Team Equipment and FSI, all of Bell Hop’s, Team Equipment’s and FSI’s right, title and interest in, to and under the assets, properties, goodwill and rights of Bell Hop, Team Equipment, and FSI of every nature, kind and description, tangible and intangible, wherever located, whether or not carried on the books of Bell Hop, Team Equipment or FSI (other than the Excluded Assets) (collectively, the “Bell Hop Purchased Assets, Team Equipment Purchased Assets and FSI Purchased Assets and together with the Team Enterprises Purchased Assets, the “Purchased Assets”).  The Purchased Assets shall include, without limitation, the following:

(i)        Cash.  Cash in the store registers which shall be equal to or greater than $7,180;

(ii)       Receivables.  All accounts and notes receivable, checks, negotiable instruments and chattel papers (the “Receivables”), including the Receivables listed on Schedule 2.1(a)(ii);

(iii)      Inventory.  All inventory and its components, wherever located and whether held by Sellers or third parties, including all raw materials, work in process, samples, packaging, supplies, service parts, purchased parts and goods listed on Schedule 2.1(a)(iii) (collectively, the “Inventory”) and any and all rights to market and sell all such Inventory;

(iv)      Machinery and Equipment.  All dry cleaning machines, presses, conveyors, boilers, compressors, counters, point of sale systems, and other machinery and equipment, wherever located and whether held by Sellers or third parties (the “Machinery and Equipment”), including the Machinery and Equipment listed on Schedule 2.1(a)(iv);

(v)       Owned and Leased Vehicles.  All vehicles owned by Sellers and all rights in, to and under vehicle leases to which Sellers are a party (collectively, the “Owned and Leased Vehicles”), including the Owned and Leased Vehicles listed on Schedule 2.1(a)(v);

(vi)      Personal Property.  All personal property, office furnishings and furniture, racks, shelves, decorations, supplies and other tangible personal property (the “Personal Property”), including the Personal Property listed on Schedule 2.1(a)(vi);

(vii)     Leased Real Property.  All rights in, to and under the real estate leases listed on Schedule 2.1(a)(vii) (the “Real Property Leases”), together with all of Seller’s right, title and interest in and to all land, buildings, structures, easements, appurtenances, improvements (including construction in progress) and fixtures located thereon (the “Leased Real Property”);

(viii)    Personal Property Leases.  All rights in, to and under leases of personal property to which Sellers are a party (the “Personal Property Leases”), including the Personal Property Leases listed on Schedule 2.1(a)(viii);

(ix)       Intellectual Property.  All Sellers Intellectual Property, including the Sellers Intellectual Property listed on Schedule 2.1(a)(ix);

(x)        Deposits and Advances.  All performance and other bonds, security and other deposits, advances, advance payments, prepaid credits and deferred charges (the “Deposits and Advances”), including the Deposits and Advances listed on Schedule 2.1(a)(x);

(xi)       Sellers Contracts.  All rights in, to and under any and all Contracts to which Sellers are a party or may be bound or receive benefits or by which the Purchased Assets or Assumed Liabilities may be affected (collectively, “Sellers Contracts”), including all Material Contracts listed on Schedule 2.1(a)(xi);

(xii)      Governmental Approvals.  All Governmental Approvals (and pending applications therefor), including the Governmental Approvals listed on Schedule 2.1(a)(xii);

(xiii)     Books and Records.  All books, files, papers, agreements, correspondence, databases, information systems, programs, software, documents, records and documentation thereof related to any of the Purchased Assets or the Assumed Liabilities, or used in the conduct of the Business, on whatever medium (the “Books and Records”); and

(xiv)     Other Assets.  All other assets, properties, rights and claims related to the operations of Sellers or which arise in or from the conduct thereof.

(b)           Excluded Assets.  Notwithstanding Section 2.1(a), the following assets of Sellers (the “Excluded Assets”) shall not be included in the Purchased Assets:

(i)        Corporate Documents.  Corporate seals, certificates of incorporation, minute books, stock transfer records, or other records related to the corporate organization of each Seller;

(ii)       Employee Benefit Contracts.  Sellers Benefit Plans and contracts of insurance for employee group medical, dental and life insurance plans;

(iii)      Certain Other Property.  The assets listed on Schedule 2.1(b)(iii);

(iv)      Treasury Shares.  Any shares of capital stock of Sellers held in treasury;

(v)       Records.  All personnel records and other records that Sellers are required by law to retain in its possession; and

(vi)      Deposits.  Any Deposits and Advances, Rebates and Credits or Sellers Claims related to any Excluded Liability;

(vii)      Real Property. All owned real property of the Sellers, together with all land, buildings, structures, easements, appurtenances, improvements and fixtures located thereon;

(viii)     Shareholder Notes.  All notes and other debts of the shareholders of Sellers to Sellers;

(ix)        Claims.  All claims, choses-in-action, rights in action, rights to tender claims or demands to Sellers’ insurance companies, rights to coverage under, and any insurance payments or proceeds pursuant to, all insurance policies of Sellers, and other similar claims (the “Sellers Claims”), including the Sellers Claims listed on Schedule 2.1(b)(ix); and

(x)          Cash. Cash and cash equivalents other than cash on hand in the store registers.

(c)           Assumed Liabilities.  Subject to the terms and conditions of this Agreement, at the Closing, (i) Fresno Sub shall assume only the Team Enterprises Assumed Liabilities and (ii) Fresno 2 Sub shall assume only the Bell Hop, Team Equipment and FSI Assumed Liabilities.  Thereafter, Fresno Sub and Fresno 2 Sub shall pay and discharge all such Assumed Liabilities as and when such Assumed Liabilities become due and owing.  For the purposes of this Agreement, the “Assumed Liabilities” shall mean only the following Liabilities of the Sellers:

(i)        Any Liability reflected on the most recent Monthly Financial Statement or incurred after the most recent Monthly Financial Statement in the ordinary course of business, to the extent it remains a Liability of the Companies on the Closing Date and is related to the Purchased Assets; and

(ii)       The Liabilities of Seller specifically listed on Schedule 2.1(c)(ii).

(d)           Excluded Liabilities.  Except for the Assumed Liabilities, the Purchasers shall not assume and shall not be liable or responsible for any Liability of the Sellers or any Affiliate of the Sellers (collectively, the “Excluded Liabilities”).  Without limiting the foregoing, the Purchasers shall not be obligated to assume, and do not assume, and hereby disclaim any of the following Liabilities of the Sellers or their Affiliates:

(i)        Any Liability attributable to any assets, properties or Contracts that are not included in the Purchased Assets, except Liabilities attributable to Non-Assignable Assets, for which the Sellers and the Purchasers have reached a mutually acceptable arrangement pursuant to Section 2.1(e);

(ii)       Any Liability for breaches of any Sellers Contract on or prior to the Closing Date or any Liability for payments or amounts due under any Sellers Contract on or prior or with respect to periods to the Closing Date;

(iii)      Any Liability for Taxes attributable to or imposed upon Sellers or their Affiliates, or attributable to or imposed upon the Purchased Assets on or prior or with respect to periods prior to the Closing Date, including any Transfer Taxes;

(iv)      Any Liability arising from accidents, occurrences, misconduct, negligence, breach of fiduciary duty or statements made or omitted to be made (including libelous or defamatory statements) on or prior to the Closing Date, whether or not covered by workers’ compensation or other forms of insurance;

(v)       Any Liability arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time, to the extent related to any action or omission on or prior to the Closing Date, including any Liability for violations of any Laws, tort claims or Environmental Claims;

(vi)       Any Liability arising out of Sellers Benefit Plans or any contract of insurance for employee group medical, dental or life insurance plans;

(vii)      Any Liability for making payments of any kind to employees (including as a result of the transactions contemplated by this Agreement, the termination of an employee by Sellers, or other claims arising out of the terms of employment with Sellers) or with respect to payroll taxes;

(viii)     Any Liability incurred in connection with the making or performance of this Agreement and the transactions contemplated hereby; and

(ix)        Any costs or expenses incurred in connection with shutting down and any costs or expenses associated with any of Sellers Contracts not assumed by Purchaser hereunder.

(e)           Non-Assignable Assets.

(i)        Notwithstanding the foregoing, if any of the Sellers Contracts or other Purchased Assets are not assignable or transferable (each, a “Non-Assignable Asset”) without the consent of, or waiver by, a third party (each, an “Assignment Consent”), either as a result of the provisions thereof or applicable Laws, and any of such Assignment Consents are not obtained by Sellers on or prior to the Closing Date, the Purchaser may elect to either (i) have Sellers permanently retain the Non-Assignable Asset and all Liabilities relating thereto at the Closing; or (ii) have Sellers continue its efforts to obtain the Assignment Consents after Closing, and, in either case, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Assignable Assets, and the Purchasers shall not assume Sellers’ rights or obligations under such Non-Assignable Asset (and such Non-Assignable Asset shall not be included in the Purchased Assets).  If the Purchasers elects item (ii) above, without limiting Sellers’ obligations under Section 6.2, Sellers shall use their best efforts to obtain all such Assignment Consents as soon as reasonably practicable after the Closing Date and thereafter assign to the Purchasers such Non-Assignable Assets.  Following any such assignment, such assets shall be deemed Purchased Assets for purposes of this Agreement.  This Section 2.1(e) shall at all times remain subject to ARTICLE VII.

(ii)        After the Closing, the Sellers shall cooperate with the Purchasers in any reasonable arrangement designed to provide the Purchasers with all of the benefits of the Non-Assignable Assets as if the appropriate Assignment Consents had been obtained, including by granting subleases and establishing arrangements whereby the Purchasers shall undertake the work necessary to perform under Sellers Contracts.

Section 2.2             Purchase Price.

(a)           Team Enterprises.   Subject to the terms of this Agreement, as full consideration for the sale, assignment, transfer and delivery of the Team Enterprises Purchased Assets and the execution and delivery of this Agreement and the transactions contemplated hereby, Fresno Sub shall deliver to Team Enterprises at the Closing (collectively the “Team Enterprises Purchase Price”):

(i)        fully paid and nonassessable shares of Parent Common Stock (collectively, the “Team Enterprises Shares”) in an amount equal to Three Million Sixty-Seven Thousand Dollars ($3,067,000) divided by the Per Share Price as determined in accordance with Section 2.2(a)(iii); and

(ii)       Two-Hundred Thousand Dollars ($200,000) (the “Team Enterprises Cash Amount”), payable by wire transfer of immediately available funds.  The Team Enterprises Cash Amount is subject to adjustment in accordance with Section 2.3.

(iii)      The Price Per Share shall be calculated as follows:

(A)          If the Average Parent Stock Price (as defined below in Section 2.7(a)(iii)(C)) is equal to or more than $3.50 (the “Upper Limit”), then the Price Per Share shall be $3.50 per share.

(B)          If the Average Parent Stock Price is less than the Upper Limit then the Price Per Share shall be the Average Parent Stock Price.

(C)          For purposes of this Agreement, “Average Parent Stock Price” means an amount equal to the average of the daily closing sale prices for the Parent Common Stock for each of the five (5) consecutive trading days ending with and including the second (2nd) complete trading day prior to the Closing (as adjusted for any reclassification, recapitalization, subdivision, split-up, combination, exchange of shares or readjustment of, or a stock dividend on, the Parent Common Stock as provided in Section 2.2(a)(iv).

(iv)      Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Closing, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, subdivision, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Price Per Share shall be correspondingly adjusted.

(b)           Bell Hop.  Subject to the terms of this Agreement, as full consideration for the sale, assignment, transfer and delivery of the Bell Hop Purchased Assets and the execution and delivery of this Agreement and the transactions contemplated hereby, Fresno 2 Sub shall deliver to Bell Hop at the Closing Three-Hundred Fifty-Two Thousand Dollars ($352,000) (the “Bell Hop Purchase Price”), payable by wire transfer of immediately available funds.  The Bell Hop Purchase Price is subject to adjustment in accordance with Section 2.3.

(c)           Team Equipment.  Subject to the terms of this Agreement, as full consideration for the sale, assignment, transfer and delivery of the Team Equipment Purchased Assets and the execution and delivery of this Agreement and the transactions contemplated hereby, Fresno 2 Sub shall deliver to Team Equipment at the Closing One Million Two-Hundred Eighty-Three Thousand Dollars ($1,283,000) (the “Team Equipment Purchase Price”), payable by wire transfer of immediately available funds.  The Team Equipment Purchase Price is subject to adjustment in accordance with Section 2.3.

(d)           FSI.  Subject to the terms of this Agreement, as full consideration for the sale, assignment, transfer and delivery of the FSI Purchased Assets and the execution and delivery of this Agreement and the transactions contemplated hereby, Fresno 2 Sub shall deliver to FSI at the Closing One Million Two-Hundred Nine Thousand Dollars ($1,209,000) (the “FSI Purchase Price”), payable by wire transfer of immediately available funds.  The FSI Purchaser Price is subject to adjustment in accordance with Section 2.3.

Section 2.3             Adjustments.

(a)           On the day prior to the Closing Date, the Sellers shall deliver to Parent a statement (each, a “Closing Statement”) in form and substance reasonably satisfactory to Parent setting forth the Additional Assets as of the Closing Date.  No later than four (4) Business Days prior to Closing, the Sellers shall deliver to Parent a draft Closing Statement setting forth the Sellers’ best estimate of the Additional Assets as of the Closing Date.

(b)           The Team Enterprises Cash Amount shall be increased, dollar for dollar, by the amount of the Additional Assets of Team Enterprises.  The Bell Hop Purchase Price increased, dollar for dollar by the amount of the Additional Assets of Bell Hop.  The Team Equipment Purchase Price shall be increased, dollar for dollar by the amount of the Additional Assets of Team Equipment.  The FSI Purchase Price shall be increased, dollar for dollar, by the amount of the Additional Assets of FSI.

Section 2.4             Allocation of Purchase Price.

The parties agree to allocate the Team Enterprises Purchase Price, Bell Hop Purchase Price, Team Equipment Purchase Price and FSI Purchase Price among the Purchased Assets as specified on Schedule 2.4.  The allocation of the Team Enterprises Purchase Price, Bell Hop Purchase Price, Team Equipment Purchase Price and FSI Purchase Price set forth on Schedule 2.4 is intended to comply with the requirements of Section 1060 of the Code.  The parties covenant and agree that (i) such allocation was determined in an arm’s length negotiation and none of the parties shall take a position on any Tax Return (including IRS Form 8594), before any Tax Authority or in any judicial proceeding that is in any way inconsistent with such allocation without the written consent of the other parties to this Agreement or unless specifically required pursuant to a determination by an applicable Tax Authority; (ii) they shall cooperate with each other in connection with the preparation, execution and filing of all Tax Returns related to such allocation; and (iii) they shall promptly advise each other regarding the existence of any tax audit, controversy or litigation related to such allocation.

Section 2.5             Closing; Time and Place.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. Pacific time, on a date to be specified by the parties, which shall be no later than three (3) Business Days after satisfaction or waiver of all of the conditions set forth in ARTICLE VII of this Agreement (other than conditions which can be satisfied only by the delivery of certificates or other documents at the Closing) (the “Closing Date”) at the offices of Greenberg Traurig, LLP, located at 650 Town Center Drive, Suite 1700, Costa Mesa, California, unless another time, date or place is agreed to by the parties hereto.  Each of the parties hereto acknowledges that it is their intention that the Closing occur (subject to the terms and conditions of this Agreement) as soon as practicable following the satisfaction or waiver of the conditions set forth in ARTICLE VII.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

Any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any event, change, condition or effect which (i) is or would reasonably be expected to be material to the condition (financial or otherwise), properties, assets (including intangible assets), prospects, liabilities, business, operations or results of operations of such entity or group of entities, taken as a whole or (ii) would or would reasonably be expected to prevent or materially alter or delay any of the transactions contemplated by this Agreement.

Each statement contained in any certificate signed by an officer of any Company and delivered to Parent pursuant to Section 7.3(b)shall constitute a representation and warranty hereunder by each Company and each of the Shareholders to Parent as to the matters covered thereby.

Except as disclosed in that section of the document of even date herewith delivered by each Company to Parent prior to the execution and delivery of this Agreement (each, a “Disclosure Schedule” and collectively, the “Disclosure Schedules”) corresponding to the Section of this Agreement to which the following representations or warranties pertain, the Companies and the Shareholders represent and warrant, jointly and severally, to Parent as of the date hereof and as of the Closing Date as follows:

Section 3.1             Organization, Standing and Power.

Each Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California or New Mexico, as applicable.  Each Company has the requisite corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would or would reasonably be expected to have a Material Adverse Effect.  Each Company has delivered a true and correct copy of its articles of incorporation and bylaws, each as amended to date and as currently in effect, to Parent.  Each Company is not in violation of any of the provisions of their respective articles of incorporation and bylaws.

Section 3.2             Subsidiaries.

Except as set forth in the preceding sentence, each Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, association, partnership, joint venture, limited liability company, business association or other entity.

Section 3.3             Capitalization; Title to the Shares.

(a)           The authorized and outstanding capital stock of each Company is set forth on Schedule 3.3.  Since inception, each Company has never authorized the issuance of any preferred stock, option plan, warrants or other securities exercisable or convertible into capital stock.  All outstanding shares of common stock of each Company are held beneficially and of record by the Shareholders in the amounts specified in Schedule 3.3.  All of the outstanding shares of each Company common stock are duly authorized, validly issued, fully paid and non-assessable.

(b)           Except as set forth on Schedule 3.3, as of the date hereof and, as of the Closing Date (i) there are no shares of capital stock or any other securities of any of the Companies authorized, issued or outstanding; (ii) there are no existing options, warrants, calls, preemptive rights, Indebtedness having general voting rights or debt convertible into securities having such rights (“Voting Debt”) or subscriptions or other rights, agreements, arrangements or commitments of any character (including any shareholder rights plan or similar plan commonly referred to as a “poison pill”), relating to the issued or unissued capital stock of any of the Companies obligating any of the Companies to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Companies or securities convertible into or exchangeable for such shares or equity interests, or obligating any of the Companies to make any payment linked to the value of the common stock of any of the Companies or the sale price of any of the Companies, or obligating any of the Companies to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment; and (iii) there are no outstanding contractual obligations of any of the Companies to repurchase, redeem or otherwise acquire the common stock, or other capital stock of any of the Companies or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(c)           There are no voting trusts or other agreements or understandings to which any of the Companies is a party with respect to the voting of the common stock of any of the Companies.

Section 3.4             Authority.

Each Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each Company.  This Agreement has been duly executed and delivered by each Company and constitutes the valid and binding obligations of each of the Company enforceable against each Company in accordance with its terms, except to the extent that enforceability may be limited by the effect, if any, of any applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors' rights generally or any general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.  Neither the execution and delivery by each Company of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, or result in any breach or violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the articles of incorporation or the bylaws of any of the Companies, (ii) any contract, agreement, license or understanding to which any of the Companies is a party or to which any of its properties or assets are bound or (iii) any Law applicable to any of the Companies, or any of its properties or assets, except, in the case of clauses (ii) and (iii) above, any such conflicts, breaches, violations, defaults, rights or losses which could not, individually or in the aggregate, have a Material Adverse Effect on any of the Companies.  No notice to, filing with, and no permit, authorization, consent or approval of, any Governmental Entity, or any other person is necessary for the execution and delivery of this Agreement by any of the Companies or the consummation of the transactions contemplated by this Agreement.

Section 3.5             Financial Statements.

Attached hereto as Section 3.5of the Disclosure Schedules are true and correct copies of the Financial Statements.  The Financial Statements have been prepared in accordance with the Company’s past practice and fairly present in all respects the financial position as at such dates and the results of operations and cash flows for such periods of the Company.  Each Closing Statement accurately and fairly presents the Additional Assets.

Section 3.6             Absence of Certain Changes.

Except as and to the extent set forth in the Financial Statements or the Disclosure Schedules, from January 1, 2007 to the date of this Agreement, each Company has conducted its business in the ordinary course consistent with past practice and has not:

(a)         suffered any Material Adverse Effect;

(b)         incurred any liabilities or obligations (absolute, accrued, contingent or otherwise), except for non-material items incurred in the ordinary course of business, consistent with past practice or Transaction Expenses, that have been paid by each Company or will be deducted from consideration to be paid at the Closing, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

(c)         paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practice, of liabilities and obligations reflected or reserved against on the Annual Balance Sheet or incurred in the ordinary course of business, consistent with past practice;

(d)         initiated or settled any litigation;

(e)         permitted or allowed any of its properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any Liens;

(f)         written down the value of any inventory or written off as uncollectible any notes or accounts receivable, except for immaterial write-downs and write-offs in the ordinary course of business, consistent with past practice;

(g)         cancelled any debts or waived any claims or rights of substantial value;

(h)         sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business, consistent with past practice;

(i)         granted or acquired, agreed to grant to or acquire from any person or entity any licenses of Intellectual Property, abandoned, disposed of or permitted to lapse any rights to the use of any Intellectual Property, or disposed of or disclosed to any person other than representatives of Parent any trade secret, formula, process or know-how or other Intellectual Property not theretofore a matter of public knowledge;

(j)         increased in any manner (including acceleration or funding provisions) the compensation or benefits of any current or former director, officer, employee or consultant of each Company (including any such increase pursuant to any bonus, pension, profit sharing, incentive compensation or other plan, policy, program, agreement, arrangement or commitment) or increased in any manner (including acceleration or funding provisions) the compensation or benefits payable or to become payable to any current or former director, officer, employee or consultant of each Company, except, in the case of employees other than officers of each Company, for such increases in compensation or benefits made in the ordinary course of business, consistent with past practice;

(k)         adopted, entered into or amended any bonus, pension, profit sharing, incentive compensation, employment, consulting, severance, termination, deferred compensation or other plan, program, policy, agreement, arrangement or commitment, other than as required pursuant to applicable Law, or made any change in any change in control, severance or termination plan, policy, practice, program, agreement or arrangement;

(l)         entered into or amended any Material Contract;

(m)        entered into any operating lease or operating license for property or assets;

(n)         made capital expenditures or commitments or acquired any property, plant and equipment that would be treated as a capital expenditure in accordance with GAAP consistently applied for a cost in excess of an aggregate amount of Ten Thousand Dollars ($10,000);

(o)         declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of any of the Companies;

(p)         made or changed an election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, failed to file, on a timely basis, with the appropriate Tax Authorities, all Tax Returns required to be filed for taxable periods ending on or before the Closing Date and due on or prior to the Closing Date, which such Tax Returns shall be true in all material respects, correct and complete, or failed to pay or remit, on a timely basis, any Taxes required to be paid, amended any Tax Return, entered into any closing agreement, settled or consented to any claim or assessment in respect of Taxes, consented to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or other made any Tax payments outside of the ordinary course of business;

(q)         paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its employees, officers, directors or shareholders or any affiliate or associate of any of its employees, officers, directors or shareholders (except for directors' fees and compensation to officers at rates not inconsistent with each Company’ past practice in connection with business related travel or other expenses incurred on behalf of the Companies) and advances to employees; or

(r)         agreed, whether in writing or otherwise, to take any action described in this Section 3.6.

Section 3.7             Absence of Undisclosed Liabilities.

Except (i) as disclosed on the Annual Balance Sheet or the Disclosure Schedules, (ii) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the date of the Annual Balance Sheet, and (iii) Transaction Expenses that have been paid by each Company or will be deducted from the consideration to be paid at Closing, each Company does not have any liabilities (whether contingent or absolute, direct or indirect, known or unknown to each Company or matured or unmatured or otherwise) that would be required by GAAP consistently applied to be reflected on a balance sheet of any of the Companies (including the notes thereto).  There are no off balance sheet arrangements to which any of the Companies is a party or otherwise involving any of the Companies.  Except as set forth in Section 3.7of the Disclosure Schedules, each the Companies does not have any Indebtedness.

Section 3.8             Litigation.

Except as disclosed on Schedule 3.8 there is no private or governmental action, suit, proceeding, inquiry, claim, arbitration or, to the Knowledge of any Company or Shareholder, investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Knowledge of each Company, threatened against any Company, any of their properties or any of their officers or directors (in their capacities as such), or which questions or challenges the validity of this Agreement or any of the transactions contemplated hereby; and there is no valid basis for any such action, suit, proceeding, claim, arbitration or investigation.  There is no judgment, decree or order against any Company, or any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement.  Each Company does not have any litigation pending against any other party.

Section 3.9             Restrictions on Business Activities.

There is no agreement, judgment, injunction, order or decree binding upon any Company which has or could reasonably be expected to have the effect of prohibiting or impairing any current business practice of any Company, any acquisition of property by any Company or the conduct of business by any Company as currently conducted or as currently proposed to be conducted.

Section 3.10           Governmental Authorization.

Each Company has obtained all federal, state, county, local or foreign governmental consents, licenses, permits, grants, or other authorizations of a Governmental Entity (i) pursuant to which each Company currently operates or holds (or currently proposes to operate or hold) any interest in any of its properties or (ii) that is required for the operation of the business of each Company or the holding of any such interest ((i) and (ii) are herein collectively called “Authorizations”).  Each Company has complied in all respects with all such Authorizations, and all Authorizations are in full force and effect.

Section 3.11           Takeover Statutes.

The board of directors of each Company has taken all actions so that any restrictions in any “fair price,” “control share acquisition” or other similar Law, will not apply to Parent or the Acquirors with respect to the transactions contemplated by this Agreement.

Section 3.12           Title to Property.

Each Company has good and marketable title to all of its properties, interests in properties and assets that it purports to own (tangible and intangible), including all the properties and assets reflected on the Annual Balance Sheet or acquired after the date of the Annual Balance Sheet (except for properties, interests in properties and assets having an aggregate book value not in excess of Ten Thousand Dollars ($10,000) sold or otherwise disposed of since the date of the Annual Balance Sheet in the ordinary course of business, consistent with past practice), free and clear of all Liens.  The property and equipment of each Company that are used in the operations of business are in good operating condition and repair, subject to normal wear and tear, are adequate for the uses to which they are being put and have been maintained and serviced in accordance with prudent practice and in compliance with all applicable Laws.  All properties used in the operations of each Company are reflected in the Annual Balance Sheet to the extent GAAP, as consistently applied, requires the same to be reflected.  For purposes of this Section 3.12only, the terms “property” and “assets” do not include Intellectual Property.

Section 3.13           Intellectual Property.

(a)         Each Company owns or is licensed to use all Company Intellectual Property.  The Company Intellectual Property and the conduct of the business of each Company has not violated, infringed or misappropriated, do not violate, infringe or misappropriate, and, to the Knowledge of each Company, will not violate, infringe or misappropriate, in the ordinary course of business as currently conducted and as currently proposed to be conducted, any Intellectual Property of a third party, any right to privacy or publicity, or any applicable Laws regulating unfair competition or trade practices.

(b)         Section 3.13(b) of the Disclosure Schedules sets forth a complete and accurate listing of all patents and patent applications, all registered trademarks, service marks, and trade names and applications therefor, all registered Internet domain names and applications therefor, and all registered copyrights and copyright applications owned or purported to be owned by each Company, including the jurisdictions in which each such Intellectual Property right subsists, has been issued or registered or in which any application for such issuance and registration has been filed.  All Company Owned Intellectual Property is solely owned by each Company free and clear of all Liens, and each Company is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each issued patent, and each registered trademark, service mark, trade name, Internet domain name and copyright, and applications therefor, listed in Section 3.13(b) of the Disclosure Schedules.  None of the Companies has received any written notice or claim challenging any Company’s ownership of any of the Company Owned Intellectual Property or suggesting that any other person has any claim of legal beneficial ownership thereto.  There are no extant forbearances to sue, consents, settlement agreements, judgments, orders or similar litigation-related, inter partes or adversarial-related, or government-imposed obligations to which any Company is a party or is otherwise bound, that (i) restrict the rights of any Company to use, transfer, license or enforce any of its Intellectual Property rights; (ii) restrict the conduct of the business of any Company in order to accommodate a third party's Intellectual Property rights; or (iii) grant any third party any right with respect to any Company Intellectual Property rights.

(c)         All issued patents, registered trademarks, registered copyrights, registered trade names, registered service marks and registered Internet domain names set forth in Section 3.13(b) of the Disclosure Schedules are valid and enforceable, have not expired or been canceled or abandoned, and are not subject to any pending or, to each Company's Knowledge, threatened judicial or administrative proceeding involving the validity, enforceability or scope thereof.  To the Knowledge of each Company, no person is infringing, misappropriating or otherwise violating any Company Owned Intellectual Property or Intellectual Property exclusively licensed to each Company.  None of the Companies has:  (i) received any written notice of any claim of infringement or misappropriation by the Company of any Intellectual Property right of any person; (ii) been sued in any suit, action or proceeding which involves a claim of infringement or misappropriation by any Company of any Intellectual Property right of any person; (iii) brought any action, suit or proceeding for infringement or misappropriation of Intellectual Property or breach of any license or agreement involving Intellectual Property against any person; (iv) delegated, assigned or otherwise transferred any right to bring a claim or suit against any person for infringement or misappropriation of Company Intellectual Property; or (v) entered into any agreement to indemnify any person against any charge of infringement or misappropriation of any Intellectual Property in response to an actual or suspected threat of infringement or misappropriation; and, with respect to (ii) and (iii) above, no such suit, action or proceeding has been threatened.

(d)         None of the Companies is a party to or bound by any agreement containing any covenant (i) limiting the right of a Company to engage or compete in any line of business or to compete with any person, (ii) granting to any person any exclusive rights or sublicensing rights, (iii) providing “most favored nations” clauses to any person, or (iii) which otherwise adversely affects or would reasonably be expected to adversely affect the right of a Company.

(e)         Section 3.13(e) of the Disclosure Schedules lists all computer software that is owned, licensed, leased or otherwise used in the business of each Company (“Company Software”), other than commercially available, off-the-shelf software with an acquisition cost of less than Five Hundred Dollars ($500), and identifies which is owned, licensed, leased or otherwise used, as the case may be.

(f)         Except as set forth on Section 3.13(f) of the Disclosure Schedules, each Company has taken reasonable measures consistent with industry practice to protect and preserve the confidentiality of all trade secrets owned, used, appropriated or disclosed by each Company and not otherwise protected by patents or copyright (“Confidential Information”).  All use, disclosure or appropriation of Confidential Information owned by each Company by or to a third party has been pursuant to the terms of an agreement or other legal obligation between each Company, on the one hand, and such third party, on the other hand, pursuant to which the third party undertakes to protect and not disclose such Confidential Information.  All use, disclosure or appropriation by each Company of Confidential Information not owned by each Company has been pursuant to the terms of a written agreement between each Company and the owner of such Confidential Information, or is otherwise lawful.  None of the Companies, or any person under the control of each Company, has materially breached any confidentiality agreements that such person is subject to, and, to the Knowledge of each Company, no other party to any such confidentiality agreement is in material breach thereof.

(g)         No current or former shareholder, member, partner, director, officer or employee of each Company or any of its predecessors in interest will, after the consummation of the transactions contemplated by this Agreement, own or retain any rights in, to, or under any of the Companies Intellectual Property.

(h)           Except as set forth on Section 3.13(h)of the Disclosure Schedules, each Company has at all times complied in all material respects with all applicable Laws relating to privacy, data protection and the collection and use of personal information gathered or accessed in the course of the operations of each Company.  Each Company has at all times complied in all material respects with all rules, policies and procedures established by each Company from time to time with respect to the foregoing.  No claims are pending and, to the Knowledge of each Company, no claims have been asserted or threatened against a Company or are likely to be asserted or threatened against a Company by any person or entity alleging a violation of such person's or entity's privacy, personal or confidentiality rights under any such Laws, policies or procedures.  The consummation of the transactions contemplated by this Agreement will not breach or otherwise cause any violation of any such Laws, policies or procedures.

(i)         Except as set forth on Section 3.13(i) of the Disclosure Schedules, with respect to all personal information described in Section 3.13(h), each Company has taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with measures with respect to technical and physical security) to protect the information in a manner consistent with the Laws, policies or procedures referred to in Section 3.13(h).  There has been no unauthorized access to or other misuse of that information.

Section 3.14        Environmental Matters.

(a)         Except as set forth on Schedule 3.14(a), each Company is in full compliance with all Environmental Laws, which compliance includes, but is not limited to, the possession by each Company of all permits and other governmental authorizations required under all Environmental Laws, and compliance with the terms and conditions thereof.  Except as set forth on Schedule 3.14(a), none of the Companies has received any communication (written or oral), whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that any of the Companies is not in such full compliance, and there are no circumstances that may prevent or interfere with such full compliance in the future.  All permits and other governmental authorizations currently held by each Company pursuant to all Environmental Laws are identified in Section 3.13(a) of the Disclosure Schedules.

(b)         Except as set forth on Schedule 3.14(b), there is no Environmental Claim pending or, to any Company's Knowledge, threatened against any Company or against any person or entity whose liability for any Environmental Claim any Company has retained or assumed either contractually or by operation of law.

(c)         Except as set forth on Schedule 3.14(c), there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against any Company or against any person or entity whose liability for any Environmental Claim any Company has retained or assumed either contractually or by operation of law, or otherwise result in any costs or liabilities under Environmental Law.

(d)          Without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where any Company has stored, disposed or arranged for the disposal of Materials of Environmental Concern are identified in Section 3.14(d)(i) of the Disclosure Schedules, (ii) all underground storage tanks, and the capacity and contents of such tanks, located on any property owned, leased, operated or used by each Company are identified in Section 3.14(d)(ii) of the Disclosure Schedules, (iii) except as set forth in Section 3.14(d)(iii) of the Disclosure Schedules, there is no asbestos contained in or forming part of any building, building component, structure or office space owned by each Company or by any affiliate of each Company or the Shareholders, (iv) except as set forth in Section 3.14(d)(iv) of the Disclosure Schedules, to the Knowledge of each Company, there is no asbestos contained in or forming part of any building, building component, structure or office space leased, operated or used by each Company and (v) except as set forth in Section 3.14(d)(v) of the Disclosure Schedules, no polychlorinated biphenyls or polychlorinated biphenyl-containing items are used or stored at any property owned, leased, operated or used by any Company.

(e)          Each Company has provided to Parent all assessments, reports, data, results of investigations or Audits, and other information that is in the possession of or reasonably available to such Company regarding environmental matters pertaining to or the environmental condition of the business of such Company or the compliance (or noncompliance) by such Company with any Environmental Laws.

(f)           Except as set forth on Schedule 3.14(f), none of the Companies is required by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any Governmental Entity pursuant to any Environmental Law, or (iv) to record or deliver to any person or entity any disclosure document or statement pertaining to environmental matters.

(g)           Schedule 3.14(g) sets forth an accurate list of all Company properties and locations with known or reasonably anticipated Environmental Claims pending or that have had Environmental Claims made with respect to them in the past that have been settled or paid in full.

(h)           Schedule 3.14(h) sets forth an accurate list of all Company properties and locations that have do not have any current Environmental Claims pending and have not had any Environmental Claims in the past.

(i)            For purposes of this Agreement:

(i)        “Environment” shall have the meaning given at 15 U.S.C. § 2602 and 42 U.S.C. § 9601(8).

(ii)       “Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand, or notice (written or oral) by any person or entity alleging liability, including, without limitation, liability for Remediation, investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, administrative fines or penalties arising out of, based on or resulting from (a) the presence, or Release into the environment, of, or human exposure to, any Material of Environmental Concern or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law

(iii)      “Environmental Law” means all federal, state, local and foreign laws, regulations, ordinances, permits, requirements of governmental authorities, and common law relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, Laws relating to (i) emissions, discharges, releases or threatened releases of, Remediation, or exposure to, Materials of Environmental Concern, (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, (iii) recordkeeping, notification, disclosure and reporting requirements regarding Materials of Environmental Concern, and (iv) endangered or threatened species of fish, wildlife and plant and the management or use of natural resources.

(iv)      “Materials of Environmental Concern” means chemicals, contaminants, “pollutants” as defined at 33 U.S.C. § 1326(6), “solid wastes” as defined at 42 U.S.C. § 6903(27), “hazardous wastes” as defined at 42 U.S.C. § 6903(5), “hazardous air pollutants” as defined at 42 U.S.C. § 7412(a)(6), “hazardous substances” as defined at 42 U.S.C. § 9601(14), toxic substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, chlorinated solvents, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or other substances that may have an adverse effect on human health or the environment.

(v)       “Release” shall mean any “release” as defined at 42 U.S.C. § 9601(22), “disposal” as defined at 42 U.S.C. § 6903(3), or human exposure to Materials of Environmental Concern in violation of Environmental Laws.

(vi)      “Remediate” or “Remediation” shall mean all removal, remedial, or response action as defined at 42 U.S.C. 9601(23)-(25), all corrective action, and/or all other activity to investigate, clean up, detoxify, decontaminate, contain or excavate, manage, or otherwise remove all Materials of Environmental Concern from the Environment.

Section 3.15          Taxes

(a)           Each Company has filed all Tax Returns required to be filed by it, and all such Tax Returns were true, complete and correct in all material respects.  All Taxes required to be paid by each Company have been timely paid other than those (i) currently payable without penalty or interest, or (ii) being contested in good faith by appropriate proceedings and for which, in the case of both clauses (i) and (ii), adequate reserves have been established on the books and records of each Company in accordance with GAAP consistently applied, as the case may be.  None of the Companies has any liability for unpaid Taxes accruing after the date of the Annual Balance Sheet other than unpaid Taxes arising in the ordinary course of business.

(b)         There are no Liens for Taxes upon any property or assets of any Company.

(c)          None of the Companies has made any change in accounting methods, received a ruling from any taxing authority or signed an agreement with respect thereto or signed any closing agreement with respect to any Tax year.

(d)         Each Company has complied in all respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign Laws) and has, within the time and the manner prescribed by Law, withheld and paid over to the proper taxing authorities all amounts required to be so withheld and paid over under applicable Laws.

(e)         None of the Companies is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of any voluntary change in accounting method (nor has any Governmental Entity proposed in writing any such adjustment or change of accounting method).

(f)         No Audits are presently pending with regard to any Taxes or Tax Returns of any Company and a list of all Audits commenced or completed with respect to any Company with respect to taxable periods ending after January 1, 1999 is set forth in Section 3.15(f) of the Disclosure Schedules.  No written notification has been received by any Company that such an Audit is pending or threatened with respect to any Taxes due from or with respect to or attributable to any Company or any Tax Return filed by or with respect to any Company.

(g)         All Tax deficiencies that have been claimed, proposed or asserted against any Company have been fully paid or finally settled, and no issue has been raised in any examination by any taxing authority that, by application of similar principles, could reasonably be expected to result in the proposal or assertion of a Tax deficiency for another year not so examined.

(h)         There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against any Company.

(i)         No power of attorney has been granted by or with respect to any Company with respect to any matter relating to Taxes.

(j)         None of the Companies is a party to, are not bound by or have any obligation under any Tax sharing agreement, Tax indemnification, or Tax allocation agreement or similar agreement, contract or arrangement, and none of the Companies has any potential liability or obligation to any person as a result of, or pursuant to, any such agreement, contract or arrangement.

(k)         None of the Companies is a party to any agreement, plan, contract or arrangement (whether oral or in writing) that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(l)         The deductibility of compensation paid by each Company will not be limited by Section 162(m) of the Code.

(m)       All transactions that could give rise to an understatement of the federal income tax liability of any of the Companies within the meaning of Section 6662(d) of the Code are adequately disclosed on Tax Returns in accordance with Section 6662(d)(2)(B) of the Code if there is or was no substantial authority for the treatment giving rise to such understatement.

(n)        None of the Companies is or have been a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o)         There are no unresolved questions or claims concerning Tax liability of any Company.

(p)         Other than any Tax Returns that have not yet been required to be filed, each Company has made available to Parent true, correct and complete copies of the United States federal income Tax Return and any state, local or foreign Tax Return for each Company for any jurisdiction for each of the taxable periods ended December 31, 2001 through December 31, 2005.

(q)         The net operating loss and credit carryovers, if any, available to each Company, and their expiration dates, is set forth in the Disclosure Schedules.  As of the date of this Agreement, none of such net operating loss and credit carryovers are subject to the limitations imposed by Sections 382, 383 or 384 of the Code (or any predecessor thereto) or otherwise.

(r)         Section 3.15(r) of the Disclosure Schedules sets forth (i) all elections with respect to Taxes made by each Company and (ii) all foreign, state and local jurisdictions in which the Company is or has been subject to Tax and each type of Tax payable in such jurisdiction during the taxable year ending December 31, 2005.

(s)         Each Company has delivered or made available to Parent complete and accurate copies of each of (i) all Audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity relating to the United States or foreign Taxes due from or with respect to any Company, (ii) all closing agreements entered into by the Company with any Taxing Authority existing on the date hereof and (iii) copies of any correspondence to any Tax Authority.

(t)          None of the Companies has any liability with respect to income, franchise or similar Taxes relating to the operation of any Company prior to the date of the Annual Balance Sheet in excess of the amounts that are accrued with respect thereto and are reflected in the Annual Financial Statements, and since the date of the Annual Balance Sheet, each Company has not incurred any liability for Taxes, except with respect to operations in the ordinary course of business after the date of the Annual Balance Sheets.  All Taxes owed and due by each Company relating to operations on or prior to the date of the Annual Balance Sheets (whether or not shown on any Tax Return) have been paid on a timely basis.

(u)         None of the Companies has received written notice of any claim made by an authority in a jurisdiction where any Company does not file Tax Returns, that any Company is or may be subject to taxation by that jurisdiction.

(v)         No taxing authority is asserting or, to each Company's Knowledge, threatening to assert a claim against any Company under or as a result of Section 482 of the Code or any similar provision Law.

(w)        None of the Companies has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign Law (other than a group the common parent of which is one of the Companies), or has any liability for Taxes of any person (other than one of the Companies) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law as a transferee or successor, by contract or otherwise.

(x)         None of the Companies has distributed stock of another entity, or has had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(y)         None of the Companies has engaged in any reportable transactions that were required to be disclosed pursuant to Section 1.6011-4 of the Code.

(z)         Each Company has delivered or made available to Parent a copy of all of the each Company's tax returns and other records and workpapers related to Taxes, which include information that would allow Parent to determine:  (i) a complete list of the types of Tax Returns being filed by each Company in each taxing jurisdiction, (ii) the year of the commencement of the filing of each such type of Tax Return in each jurisdiction, (iii) all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) all material Tax elections filed in each jurisdiction by each Company, (v) the tax basis of the assets of each Company, (vi) any deferred intercompany gain with respect to the transactions to which each Company has been a party, (vii) the accumulated earnings and profits and any loss carryovers of each Company and (viii) deferred income taxes.

(aa)       Each Company is registered with the relevant Tax Authority for Tax purposes.

Section 3.16        Employee Benefit Plans.

(a)         Section 3.16(a) of the Disclosure Schedules lists, with respect to each Company and any trade or business (whether or not incorporated) which is treated as a single employer with each Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) each loan to any current or former non-officer employee, officer or director and any stock option, stock purchase, phantom stock, stock appreciation right, equity based award, supplemental retirement, severance, termination, change in control, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (iv) other fringe, welfare or employee benefit plans, programs, policies, agreements or arrangements, and (v) any current or former employment or, consulting, retention, executive compensation or severance agreements or arrangements, written or otherwise, for the benefit of, or relating to, any present or former employee, consultant or director of each Company with respect to which each Company or any ERISA Affiliate could have any liability (together, the “Employee Plans”).

(b)         Each Company has made available to Parent a copy of each of the Employee Plans and related material plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions, summary of material modifications, prospectuses and other authorizing documents) and has, with respect to each Company Employee Plan that is subject to ERISA reporting requirements, made available copies of the Form 5500 reports (including all applicable schedules) filed for the last three (3) plan years.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, or the expiration of the requisite period under applicable regulations promulgated by the IRS under the Code (“Treasury Regulations”) or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination has not occurred or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid and sufficient as to the adopting employer.  Each Company has also furnished or made available to Parent the most recent IRS determination, notification, advisory, or opinion letter issued with respect to each such Company Employee Plan, and, to each Company's Knowledge, nothing has occurred since the issuance of each such letter that could reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code.

(c)         None of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable Law.  There has been no non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan.  Each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all applicable statutes, rules and regulations (including ERISA, the Code and any and all applicable federal or state securities laws).  None of the Companies or any of its ERISA Affiliates is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Employee Plans.  All contributions required to be made by each Company or any of its ERISA Affiliates to any Company Employee Plan have been made on or before their due dates.  With respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred.  Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to Parent (other than ordinary administrative expenses typically incurred in a termination event).  With respect to each Company Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, each Company has prepared in good faith and timely filed all requisite governmental reports (which, to each Company's Knowledge, were true and correct as of the date filed).  No suit, administrative proceeding, action or other litigation has been brought or is pending, or, to the Knowledge of each Company, is threatened, against or with respect to any such Company Employee Plan, including any Audit or inquiry by the IRS, United States Department of Labor, the United States Securities and Exchange Commission or any other Governmental Entity, other than requests for payments in the ordinary course or requests for qualified domestic relations orders.

(d)         With respect to each Employee Plan, each Company has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder.

(e)         Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, by themselves or in conjunction with any other agreements, events or occurrences will (i) entitle any current or former employee, director or other service provider of any Company or any ERISA Affiliates to severance benefits or any other payment, except as expressly provided in this Agreement, (ii)  increase any benefits otherwise payable by any Company or (iii) accelerate the time of payment or vesting of any options or any benefit, or increase the amount of compensation due any such employee, director or service provider.

(f)         There has been no amendment to, written interpretation or announcement (whether or not written) by any Company or any ERISA Affiliates relating to, or change in participation or coverage under, any Company Employee Plan which would increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to that Company Employee Plan for the most recent fiscal year included in the Financial Statements.

(g)         None of the Companies maintains, sponsors, participates in or contributes to, nor have they ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code.

(h)        None of the Companies or any of its ERISA Affiliates is a party to, or has made any contribution to or otherwise incurred any obligation to contribute to, any “multi-employer plan” as defined in Section 3(37) of ERISA.

(i)         None of the Companies nor any ERISA Affiliate is obligated to make any parachute payments as such term is defined in Section 280G of the Code, and neither is a party to any agreement that under certain circumstances is reasonably likely to obligate it, or any successor in interest, to make any parachute payments that will not be deductible under Section 280G of the Code.  None of the Companies nor any ERISA Affiliate is obligated to make reimbursement or gross-up payments to any person in respect to excess parachute payments.

(j)         No amounts paid by any Company by any Employee Plan would fail to be deductible under Sections 404 or 404A of the Code.

Section 3.17           Employee Matters.

(a)         Each Company is and has been in material compliance with all currently applicable Laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, termination of employment, wages, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors, and are not engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Law.

(b)         Each Company has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees or consultants; and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.  None of the Companies is liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business, consistent with past practice).  There are no pending claims against any Company under any workers compensation plan or policy or for long term disability.

(c)         There are no charges, complaints or controversies pending or, to the Knowledge of each Company, threatened, between any Company and any of its employees, former employees, consultants, independent contractors or applicants which charges, complaints or controversies have resulted or could reasonably be expected to result in an action, suit, proceeding, claim, grievance, arbitration or investigation before any Governmental Entity.  None of the Companies has received notice, nor to each Company's Knowledge does any Governmental Entity responsible for the enforcement of labor or employment Laws intend to conduct an investigation with respect to any Company, and no such investigation is in progress.

(d)         Since the enactment of the WARN Act, (i) each Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Company, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Company, (iii) no Company has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Law and (iv) no Company employee has suffered an “employment loss” (as defined in the WARN Act) during the six (6) month period prior to the date hereof.

(e)         No Company is a party to any collective bargaining agreement or similar agreement with any labor organization or work council, or work rules or practices agreed to with any labor organization, work council or employee association applicable to employees of any Company.  None of the employees of any Company are represented by any labor organization or work council and, to each Company's Knowledge, there have been no union or work council organizing activities or proceedings among any of its employees, nor does any question concerning representation exist concerning such employees.

(f)         There is no labor strike, dispute, corporate campaign, slowdown, stoppage or lockout actually pending, or to the Knowledge of each Company, threatened against or affecting any Company and during the last three (3) years there has not been any such action.

(g)         All personnel policies and procedures applicable to employees of each Company are in writing.  There are no personnel manuals, handbooks, policies, rules or procedures applicable to employees of any Company, other than those set forth in Section 3.17(g) of the Disclosure Schedules, true and complete copies of which have heretofore been made available to Parent.

(h)         To each Company's Knowledge, no employees of any Company are in violation of any term of any employment contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by any Company because of the nature of the business conducted by any Company or to the use of trade secrets or proprietary information of others.

(i)           Section 3.17(i) of the Disclosure Schedules sets forth a true and complete list of (i) the names and current salaries of all employees, directors and elected and appointed officers of each Company, and the family relationships, if any, among such persons and (ii) all group insurance programs in effect for employees of each Company.  None of the Companies is in default with respect to any of their obligations referred to in the preceding sentence.  No key employees or officers of any Company have given notice to any Company, nor does any Company have Knowledge, that any such key employee or officer intends to terminate his or her employment with such Company.

(j)           None of the Companies has any (i) existing service or other agreements with any officers or employees of any Company which subject to Laws cannot be fairly terminated by three (3) months' notice or less without giving rise to a claim for damages or compensation; (ii) liability for compensation to ex-employees; (iii) obligation to re-instate or re-employ any ex-officer or ex-employee of any Company; or (iv) knowledge of grounds for dismissal of any employee of any Company.

(k)           Except as set forth on the Disclosure Schedules, no person has any agreement with any Company under which that person acts as an independent contractor, consultant, or in a similar capacity for such Company whether on a full time or a part time or retainer basis or otherwise.

Section 3.18          Interested Party Transactions.

None of the Companies is indebted to any director, officer, employee, consultant or shareholder of any Company (except for current amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to any Company.  No officer, director or shareholder of any Company owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than five percent (5%) of the equity of any such entity), or is an officer, director, employee or consultant of any person that is, a competitor, lessor, lessee, customer or supplier of any Company or which conducts a business similar to any business conducted by any Company.  No officer, director or shareholder of any Company (a) owns or holds, directly or indirectly, in whole or in part, any Intellectual Property owned by any of the Companies, (b) has any claim, charge, action or cause of action against any Company, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof, (c) has made, on behalf of any Company, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other person of which any officer, director or shareholder of any Company (or, to the Knowledge of each Company, a relative of any of the foregoing) is a partner or shareholder (except holdings solely for passive investment purposes of  securities of publicly held and traded entities constituting less than five percent (5%) of the equity of any such entity) or (d) has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of any Company.

Section 3.19          Leased Property.

Section 3.19 of the Disclosure Schedules sets forth a complete list of the real property leased by each Company and a description of the terms of each lease (the “Lease Agreements”).  Each Lease Agreement is valid, binding and enforceable in accordance with its terms and each Company has a valid and binding leasehold interest in, and enjoys peaceful possession of, the real property described in Section 3.19 of the Companies Disclosure Schedule.  None of the Companies leases any real property other than the real property subject to the Lease Agreements.  Except as set forth on Section 3.19 of the Disclosure Schedules, there are no disputes, oral agreements, or forbearance programs in effect as to the Lease Agreements.  There are no existing defaults by any Company under any Lease Agreement, and no event has occurred that (with the giving of notice, lapse of time or both) would constitute a default by any Company under any Lease Agreement.  None of the Companies has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or any of its rights under any Lease Agreement, and the leasehold estate created by each such lease is free and clear of all Liens.  None of the Companies is engaged in any negotiation for the reviewing of the rent payable under any Lease Agreement.

Section 3.20          Insurance.

Each Company has policies of insurance and bonds of the type and in the amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company.  Section 3.20 of the Disclosure Schedules contains a complete list of the policies and contracts of insurance maintained by each Company other than employee benefit plans listed on Section 3.16 of the Disclosure Schedules.  All such policies and bonds are in full force and effect, all premiums due and payable to date under all such policies and bonds have been paid and each Company is otherwise in compliance with the terms of such policies and bonds.  Except with respect to environmental claims with respect to the policies listed on Section 3.20, there is no claim pending under any such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  Each Company has not received any notice of cancellation or non-renewal of any such policies or bonds from any of its insurance carriers, nor to each Company's Knowledge, is the termination of any such policies or bonds threatened.  Each Company has not received any notice from any of its insurance carriers that any insurance premiums will be increased in the future or that any insurance coverage presently provided will not be available to each Company in the future on substantially the same terms as now in effect.  Except as disclosed on Section 3.20 of the Disclosure Schedules, none of such policies or bonds provides for any retrospective premium adjustment, experience-based liability or loss sharing arrangement affecting each Company.

Section 3.21          Compliance With Laws.

Each Company has complied in a timely manner and in all material respects with all statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, acts, guidelines, policies, directions or decrees of any Governmental Entity, whether or not having the force of law (“Law” or “Laws”) that affect the business, properties or assets of each Company, and no notice, charge, claim, action or assertion has been received by any Company or to each Company's Knowledge, has been filed, commenced or threatened against any Company alleging any violation of any of the foregoing.  Each Company has not at any time received any notice or direction from any Governmental Entity challenging or questioning the legal right of any Company to design, market, offer or sell any of its products or services or the use of its assets in the present manner or style thereof.

Section 3.22          Minute Books.

The minute books of each Company made available to Parent contain a complete and accurate summary of all meetings of directors and shareholders and all actions by written consent since the time of incorporation of each Company, through the date of this Agreement, and reflect all transactions and other corporate actions referred to in such minutes accurately in all material respects.

Section 3.23          Internal Controls.

Each Company (i) makes and keeps accurate books and records that fairly reflect the transactions and dispositions of assets of each Company and (ii) maintains internal accounting controls which provide reasonable assurance that (a) transactions are recorded as necessary to permit preparation of its financial statements in conformity with GAAP consistently applied, (b) receipts and expenditures are made only in accordance with general or specific authorizations of management and directors of each Company, (c) access to its assets is permitted only in accordance with general or specific authorizations of management and directors of each Company, and (d) the reported accounting for its assets and liabilities is compared with existing assets and liabilities at reasonable intervals.

Section 3.24          Complete Copies of Materials.

Each Company has delivered to Parent, or made available for Parent to review, complete copies of each document which has been requested by Parent, its counsel and other advisors in connection with their legal and accounting review of each Company, including, without limitation, (i) each Companies articles of incorporation and bylaws as amended to date and as currently in effect, (ii) all material permits, orders, and consents issued by any regulatory agency with respect to any Company, or any securities of any Company, and all applications for such permits, orders, and consents, (iii) agreements relating to Intellectual Property, and (iv) the stock transfer books of each Company setting forth all transfers of any capital stock, in each case, as currently in effect.

Section 3.25          Brokers' and Finders' Fees.

Except as set forth on Schedule 3.25, none of the Companies has incurred, nor will any incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 3.26          Board Approval.

The board of directors of each Company has unanimously (i) adopted and approved this Agreement and the transactions contemplated hereby, (ii) determined that the transactions contemplated herein and therein are advisable and in the best interests of the shareholders of Company, respectively, and on terms that are fair to such shareholders and (iii) resolved to recommend that the shareholders of each Company, respectively, approve this Agreement and the transactions contemplated hereby, and none of the aforesaid actions by the board of directors of each Company has been amended, rescinded or modified.

Section 3.27          Customers and Suppliers.

No customer which individually accounted for five percent (5%) or more of any of the Companies’ gross revenues during the twelve (12) month period preceding the date hereof, and no supplier of any of the Companies has canceled or otherwise terminated, or communicated any threat to any Company to cancel or otherwise terminate its relationship with any Company, or has decreased materially its services or supplies to any Company in the case of any such supplier, or its usage of the services or products of any Company in the case of any such customer, and to each Company's Knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with any Company or to decrease materially its services or supplies to any Company or its usage of the services of any Company.

Section 3.28          Material Contracts.

Except for the contracts and agreements described in Section 3.28 of the Disclosure Schedules (the “Material Contracts”), none of the Companies is a party to or bound by any material contract, including without limitation:

(a)          any distributor, sales, advertising, agency or manufacturer's representative contract;

(b)          any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contract more than Ten Thousand Dollars ($10,000) over the life of the contract;

(c)          any contract, commitment or agreement relating to the acquisition by any Company of any assets of a substantial nature, operating business or capital stock of any other person, the participation in a joint venture or similar arrangement with any other person or the making of any other investment in any other person;

(d)          any contract or commitment granting exclusive marketing or distribution or other exclusive rights;

(e)          any contract, commitment, offer or proposal made by or binding upon any Company to any customer or potential customer for the sale of products or services having a value of more than Ten Thousand Dollars ($10,000) in any twelve month period;

(f)           any contract that expires or may be renewed at the option of any person other than any Company so as to expire more than one (1) year after the date of this Agreement;

(g)          any contract or commitment requiring any Company to sell or otherwise provide current or future products or services, or to provide support for any current or future products or services, in each case, for any period expiring more than six (6) months from the date hereof;

(h)          any trust indenture, mortgage, promissory note, loan agreement or other contract or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP consistently applied;

(i)            any contract or commitment for capital expenditures in excess of Twenty Five Thousand Dollars ($25,000) in the aggregate;

(j)           any contract or commitment limiting the freedom of any Company to engage in any line of business or to compete with any other person;

(k)          any contract purporting to impose confidentiality or nondisclosure obligations on any Company;

(l)           any contract involving the lease of real property;

(m)         any contract for the lease of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

(n)          any employment agreement or any other agreement that contains any severance or termination pay liabilities or obligations;

(o)          any contract with any shareholder, officer, director, affiliate or associate of any Company, or any family member thereof except the grant of stock options;

(p)          any collective bargaining agreement, labor contract or similar agreement governing any employee of any Company; or

(q)          any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar contract or commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person.

Section 3.29          No Breach of Material Contracts.

All Material Contracts are in written form.  Each Company has performed its obligations under and is entitled to all benefits under all Material Contracts, and to the Knowledge of each Company, is not alleged to be in default in respect of any Material Contract.  Each of the Material Contracts is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to any Company or, to the Knowledge of each Company, with respect to the other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to become a default or event of default under the terms of any Material Contract.  True, correct and complete copies of all Material Contracts have been delivered or made available to Parent.

Section 3.30          Third Party Consents.

Section 3.30 of the Disclosure Schedules lists all contracts and agreements to which each Company is a party or by which its properties or assets are bound that require a novation, waiver, consent or approval, as the case may be, in connection with the consummation of the transactions contemplated by this Agreement.

Section 3.31          Accounts Receivable and Payable.

Subject to any reserves set forth in the Annual Balance Sheet, all accounts receivable of each Company shown on the Annual Balance Sheet and, as of the Closing Date, all accounts receivable of each Company shown on the Closing Statement, are valid receivables subject to no setoffs or counterclaims, represent and will represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts.  The amount carried for doubtful accounts and allowances disclosed in the Annual Balance Sheet are sufficient to provide for any losses which may be sustained on realization of the receivables.  The amounts carried as reserves for expenses, including, without limitation, all expenses for services rendered and goods purchased, and warranty claims on the Annual Balance Sheets are sufficient for the payment of (i) expenses incurred prior to the Closing Date, other than Transaction Expenses (ii) current warranty claims and (iii) warranty claims which arise prior to twelve (12) months from the date of the Annual Balance Sheet.  There are no unpaid invoices or bills representing amounts alleged to be owed by any Company, or other alleged obligations of any Company, which any Company has disputed or determined to dispute or refuse to pay.

Section 3.32          Inventory.

The inventories of each Company, whether shown on the Annual Balance Sheet or thereafter acquired by each Company, consist of items of a quantity and quality usable or salable in the ordinary course of business, consistent with past practice.  Since the date of the Annual Balance Sheet, each Company has continued to replenish inventories in a normal and customary manner consistent with past practices.  None of the Companies has received written or oral notice that it will experience in the foreseeable future any material difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products.  The values at which inventories are carried reflect the inventory valuation policy of each Company, which is in accordance with GAAP consistently applied.  Since the date of the Annual Balance Sheet, due provision was made on the books of each Company in the ordinary course of business, consistent with past practice, to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.  As of the date hereof, each Company's inventory on hand and commitments to purchase inventory do not exceed, in the aggregate, an amount greater than Ten Thousand Dollars ($10,000).

Section 3.33          Propriety of Past Payments.

(a)           No unrecorded fund or asset of any Company has been established for any purpose, (b) no accumulation or use of corporate funds of any Company has been made without being properly accounted for in the books and records of any Company, (c) no payment has been made by or on behalf of any Company with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment and (d) none of the Companies, any director, officer, employee or agent of the Companies or any other person associated with or acting for or on behalf of any of the Companies has, directly or indirectly, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person, private or public, regardless of form, whether in money, property or services, (i) to obtain favorable treatment for any of the Shareholders, any of the Companies, or any affiliate of the Companies in securing business, (ii) to pay for favorable treatment for business secured for any of the Shareholder, any of the Companies or any affiliate of any of the Companies, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of any of the Shareholders, any of the Companies, or any affiliate of any of the Companies or (iv) otherwise for the benefit of any of the Shareholders, any of the Companies, or any affiliate of any of the Companies in violation of any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, Law, ordinance, principle of common law, regulation, statute, or treaty (including existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans relating to real property).  None of the Companies, or any current director, officer, agent, employee or other person acting on behalf of any of the Companies, has (i) used funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (ii) accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value.

Section 3.34          Private Placement.

Parent and Purchasers acknowledge that, subject to Section 6.11, Team Enterprises may liquidate or dissolve after the Closing, thereby distributing the Team Enterprises Shares to the Team Enterprises Shareholders.  Accordingly, for purposes of this Section 3.34 Team Enterprises and the Team Enterprises Shareholders shall each be individually and collectively referred to as the “Investor” and each as the Investor hereby represents and warrants as follows:

(a)           Purchase Entirely for Own Account.  The Team Enterprises Shares to be received by the Investor are being acquired for investment for the Investor’s own account not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.  The acquisition by the Investor of any of the Team Enterprises Shares shall constitute confirmation of the representation by the Investor that the Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Team Enterprises Shares.

(b)           Disclosure of Information.  The Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Team Enterprises Shares.  The Investor further represents that it has had an opportunity to ask questions and receive answers from Parent regarding the terms and conditions of the offering of the Team Enterprises Shares and the business, properties, prospects and financial condition of Parent.

(c)           Restricted Team Enterprises Shares.  The Investor understands that the Team Enterprises Shares it is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from Parent in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the “Act”) only in certain limited circumstances.  In this connection, the Investor represents that it is familiar with Rule 144 promulgated under the Act, as presently in effect, and understands the resale limitations imposed thereby and by the Act.  THE INVESTOR UNDERSTANDS AND ACKNOWLEDGES HEREIN THAT AN INVESTMENT IN PARENT’S SECURITIES INVOLVES AN EXTREMELY HIGH DEGREE OF RISK AND MAY RESULT IN A COMPLETE LOSS OF HIS, HER OR ITS INVESTMENT.  The Investor understands that the Team Enterprises Shares have not been and will not be registered under the Act and have not been and will not be registered or qualified in any state in which they are offered, and thus the Investor will not be able to resell or otherwise transfer his, her or its Team Enterprises Shares unless they are registered under the Act and registered or qualified under applicable state securities laws, or an exemption from such registration or qualification is available.  The Investor has no immediate need for liquidity in connection with this investment, does not anticipate that the Investor will be required to sell his, her or its Team Enterprises Shares in the foreseeable future other than as may be required pursuant to the Escrow Agreement.

(d)           Further Limitations on Disposition.  Without in any way limiting the representations set forth above, the Investor further agrees not to make any disposition of all or any portion of the Team Enterprises Shares unless and until:

(i)        There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)       if reasonably requested by Parent, the Investor shall have furnished Parent with an opinion of counsel reasonably satisfactory to Parent that such disposition will not require registration of such shares under the Act.  It is agreed that Parent will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

(e)           Legends.  It is understood that the certificates evidencing the Team Enterprises Stock may bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO PARENT THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

(f)           Reliance by Company.  The Investor understands that the representations, warranties , covenants and acknowledgements set forth in this Section 3.33(a) constitute a material inducement to Parent and the Acquirors entering into this Agreement.

(g)           No Reliance on Others.  The Investor acknowledges that it is not relying upon any person, firm or corporation, other than Parent and its officers and directors, in making its investment or decision to invest in Parent.  Each Investor agrees that no Investor nor any Investor’s controlling persons, officers, directors, partners, agents, or employees of shall be liable to any other Investor for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the issuance and sale of the Team Enterprises Shares contemplated hereunder.

Section 3.35          Representations Complete.

None of the representations or warranties made by any the Companies herein or in any Schedule hereto, including the Disclosure Schedules, or certificate furnished by each Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.  None of the Companies has failed to disclose to Parent herein or in the Disclosure Schedules any facts material to the business, results of operations, assets, liabilities, financial condition or prospects of any of the Companies.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUIRORS

Parent and the Acquirors jointly and severally represent and warrant to each Company and the Shareholders as of the date hereof and as of the Closing Date as follows:

Section 4.1            Organization, Standing and Power.

Each of Parent and the Acquirors is a corporation duly organized, validly existing and in good standing under the State of its incorporation.  Each of Parent and the Acquirors has the requisite corporate power to own their properties and to carry on their business as now being conducted and as currently proposed to be conducted and are duly qualified to do business and are in good standing in each jurisdiction in which the failure to be so qualified and in good standing would or would reasonably be expected to have a Material Adverse Effect on Parent or the Acquirors.  None of Parent or the Acquirors is in violation of any of the provisions of their respective Articles of Incorporation or Bylaws.

Section 4.2            Authority.

Each of Parent and the Acquirors has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and the Acquirors.  This Agreement has been duly executed and delivered by Parent and the Acquirors and constitutes the valid and binding obligations of Parent and the Acquirors enforceable against Parent and the Acquirors in accordance with its terms, except to the extent that enforceability may be limited by the effect, if any, of any applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally or any general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.  Neither the execution and delivery by Parent or the Acquirors of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, or result in any breach or violation of, or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation or obligation or loss of any benefit under (i) any provision of the Articles of Incorporation or Bylaws, or other equivalent charter documents, as applicable, of Parent or the Acquirors, (ii) any mortgage, indenture, lease, contract, agreement, instrument or understanding to which Parent or the Acquirors is a party or to which any of their respective properties or assets is bound or (iii) any Law applicable to either Parent or the Acquirors or any of their respective properties or assets, except, in the case of clauses (ii) and (iii) above, any such conflicts, breaches, violations, defaults, rights or losses, which would not, individually or in the aggregate, prevent or materially and adversely delay the consummation by Parent or the Acquirors of the transactions contemplated by this Agreement. No notice to, filing with, and no permit, authorization, consent or approval of, any Governmental Entity, or any other person is necessary for the execution and delivery of this Agreement by Parent or the Acquirors or the consummation of the transactions contemplated by this Agreement.  No approval by the shareholders of Parent is required for the transactions contemplated by this Agreement.

Section 4.3             Brokers’ and Finders’ Fees.

Except as set forth on Section 4.3, Parent and the Acquirors have not incurred, nor will any incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 4.4             Board Approval.

The Board of Directors of each of Parent and the Acquirors have adopted and approved this Agreement and the transactions contemplated hereby.

Section 4.5             Form SB-2 and Form 10-KSB.

Parent’s (i) Form 10-KSB for the fiscal year ended September 30, 2006, (ii) Form SB-2 filed May 14, 2007 and (iii) Form 10-Q filed May 15, 2007, including, without limitation the information set forth in any financial statements or other exhibits included in (i), (ii) and (iii) above, did not, at the time they were filed or furnished, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.6             Shares Validly Issued.

The issuance of the Team Enterprises Shares (the “Shares”) in accordance with Article II hereof has been duly authorized by all necessary corporate action by Parent and the Shares when issued pursuant to the terms hereof will be legally and validly issued and will be fully paid and nonassessable and no other person will have any preemptive rights with respect thereto.

Section 4.7             Material Adverse Effect.

Parent has not suffered a Material Adverse Effect from the date of filing of Parent’s Form SB-2 on March 1, 2007.

Section 4.8             Litigation.

There is no material private or governmental action, suit, proceeding, inquiry, claim, arbitration or, to the Knowledge of Parent and the Acquirors,  investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Knowledge of each of Parent or the Acquirors, threatened against any of Parent or the Acquirors, any of their properties or any of their officers or directors (in their capacities as such), or which questions or challenges the validity of this Agreement or any of the transactions contemplated hereby; and there is no valid basis for any such action, suit, proceeding, claim, arbitration or investigation.  There is no judgment, decree or order against any of Parent or the Acquirors, or any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement.  Parent and the Acquirors do not have any material litigation pending against any other party.

Section 4.9             Consents.

There are no contracts and agreements to which any of Parent or the Acquirors is a party or by which its properties or assets are bound that require a novation, waiver, consent or approval, as the case may be, in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE V

CONDUCT PRIOR TO THE CLOSING DATE

Section 5.1             Conduct of Business of the Companies.

Except as contemplated by this Agreement or as set forth in Section 5.2 of the Disclosure Schedules, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Companies shall, except to the extent expressly contemplated by this Agreement or as consented to in writing by Parent: (i) carry on their respective business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and (ii) use best efforts consistent with past practice and policies to (x) preserve their respective present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, (y) preserve and protect their owned and leased properties and (z) conduct their business in compliance with all applicable Laws.  Each of the Company shall promptly notify Parent of any event or occurrence not in the ordinary course of its business, consistent with past practice, and of any event which could have a Material Adverse Effect on such company.

Section 5.2             Restriction on Conduct of Business of the Companies.

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as set forth in Section 5.2 of the Disclosure Schedules or except as expressly contemplated by this Agreement, each Company shall not do or cause any of the following, without the prior written consent of Parent which shall not be unreasonably withheld:

(a)           Charter Documents.  Cause any amendments to their articles of incorporation or bylaws or organize any subsidiary or acquire any capital stock or other securities, or equity or ownership interest in the business, of any other person;

(b)           Dividends; Changes in Capital Stock.  Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any common stock of any of the Companies, or split, combine or reclassify any common stock of the Companies or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of common stock of any of the Companies, or repurchase or otherwise acquire, directly or indirectly, any shares of common stock of any of the Companies;

(c)           Issuance of Securities.  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of common Stock of any of the Companies, securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(d)           Stock Option Plans, Etc.  Accelerate, amend or change the period of exercisability or vesting of stock options, other rights granted under or restrictions applicable to stock option plans or authorize cash payments in exchange for any stock options or other rights granted under any of such stock option plans;

(e)           Indebtedness.  Incur any Indebtedness, guarantee any such Indebtedness, issue or sell any debt securities or guarantee any debt securities of others;

(f)            Liens.  Mortgage, pledge or encumber any assets;

(g)           Acquisitions.  Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, except, in each such case, which are immaterial and are in the ordinary course of business of each Company, consistent with past practice;

(h)           Dispositions.  Sell, lease, license or otherwise dispose of or encumber any of its properties or assets, individually or in the aggregate, material to its business except sales of inventory in the ordinary course of business, consistent with past practice;

(i)            Leases.  Terminate, amend or enter into any lease with respect to real or personal property;

(j)            Payment of Obligations.  Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Monthly Balance Sheet;

(k)           Accounts Payable and Accounts Receivable.  Except in the ordinary course of business, take any action reasonably likely to (i) accelerate the payment of customer accounts receivable (including by shortening payment terms, providing incentives for early payment or otherwise), or (ii) delay the payment on accounts payable to suppliers, vendors or others;

(l)            Capital Expenditures.  Make any capital expenditures, capital additions or capital improvements in excess of Ten Thousand Dollars ($10,000) individually or in excess of Twenty Thousand Dollars ($20,000) in the aggregate;

(m)          Termination or Waiver.  Terminate or waive any material right;

(n)           Employees; Employee Benefit Plans; New Hires; Pay Increases.  Adopt, amend, fund or accelerate payment under any employee benefit, incentive compensation, fringe benefit, retention, stock purchase, option, or other equity based plan, program, policy, agreement or arrangement, or hire any new employee, terminate any key employee, pay any special bonus or special remuneration to any current or former employee, consultant or director, or increase the salaries, wage rates or other benefits or compensation of any of its current or former employees, consultants or directors or enter into a collective bargaining agreement, trade union agreement or similar agreement or arrangement under which any employee or consultant would be subject or would otherwise receive any benefit;

(o)           Severance Arrangements.  Grant any severance, change in control or termination pay (i) to any current or former director, consultant or officer or (ii) to any other current or former employee;

(p)           Contracts.  Enter into any contract or commitment (including the issuance or acceptance of any purchase order) with a value exceeding Ten Thousand Dollars ($10,000), or violate, amend or otherwise modify or waive any of the terms of any of its contracts;

(q)           Intellectual Property.  Transfer to any person or entity any rights to Intellectual Property of the Companies other than pursuant to non-exclusive license arrangements in the ordinary course of business, consistent with past practice, or abandon, permit to lapse or otherwise dispose of any Intellectual Property of the Companies or make any material change in any Intellectual Property of the Companies;

(r)            Exclusive Rights.  Enter into or amend any agreements pursuant to which any other party is granted exclusive rights of any type or scope;

(s)           Litigation.  Initiate or settle any litigation except for the commencement of legal action (i) in such cases where the such company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the commencement of such a suit, or (ii) for a breach of this Agreement;

(t)            Insurance.  Fail to keep in full force and effect the Companies current insurance policies or other comparable insurance affecting the business of the Companies, or reduce the amount of any insurance coverage provided by existing insurance policies;

(u)           Taxes.  Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return other than in the ordinary course of business consistent with past practice and other than those for which extensions have been received as set forth in the Disclosure Schedules or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes;

(v)           Accounting Policies and Procedures.  Make any change to its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP as consistently applied;

(w)          Revaluation.  Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, consistent with past practice;  or

(x)           Other.  Agree in writing or otherwise to take any of the actions described in this Section 5.2.

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Companies will notify Parent in writing not less than five (5) days prior to making any personnel changes.

Section 5.3             No Solicitation.

Until the earlier of the Closing or the termination of this Agreement, the Companies and the officers, directors, employees or other agents of the Companies will not, directly or indirectly (i) initiate, solicit or encourage (including, without limitation, by way of furnishing information), or take any action to facilitate any inquiry or the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Transaction, (ii) propose, enter into or participate in negotiations or discussions with, or provide any information or data to, any person (other than Parent or the Acquirors or any of their respective affiliates or representatives) relating to any Acquisition Transaction,

(iii) make or authorize any statement, recommendation or solicitation in support of, or approve, any Acquisition Transaction or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction or transaction contemplated thereby.  Upon execution of this Agreement, the Companies will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.  The Companies will promptly  notify Parent after receipt after the date of this Agreement of any proposal for an Acquisition Transaction or any notice that any person is considering an Acquisition Transaction or any request for information relating to the Companies or for access to the properties, books or records of the Companies by any person that has advised the Companies that it may be considering, or has proposed, an Acquisition Transaction and will keep Parent timely informed of the status and details of any such Acquisition Transaction notice, request or any correspondence or communications related thereto and shall provide Parent with a true and complete copy of such Acquisition Transaction notice or request or correspondence or communications related thereto, if it is in writing, or a written summary thereof (which shall include the identity of the person considering or proposing such Acquisition Transaction and the material terms thereof), if it is not in writing.  None of the boards of directors of the Companies nor any committee thereof shall (x) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or the Acquirors, the approval or recommendation by the boards of directors of the Companies or any such committee of this Agreement, or (y) approve or recommend, or propose to approve or recommend, any Acquisition Transaction or (z) enter into any agreement with respect to any Acquisition Transaction.

Section 5.4             Further Information.

(a)           Each Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to (i) all of the properties, books, contracts, commitments and records, patent application files and personnel of the Companies and (ii) all other information concerning the business of the Company, their respective properties and personnel as Parent may reasonably request.

(b)           Subject to compliance with applicable Laws, from the date hereof until Closing, the Companies shall confer on a regular and frequent basis with one or more representatives of Parent to report operational matters of materiality and the general status of ongoing operations.

(c)           No information or Knowledge obtained in any investigation pursuant to this Section 5.4shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated hereby.

(d)           Each party shall give prompt notice to each other upon learning of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would reasonably be likely to cause either (i) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at the date hereof or at the Closing or (ii) any condition set forth in ARTICLE VIII to be unsatisfied at the Closing Date (except to the extent it refers to a specific date) and (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.4(d) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto.

(e)           As soon as such information becomes available, and in any event not later than thirty (30) days after the end of each fiscal month, the Companies shall provide to Parent an unaudited balance sheet as of the end of such month and the related statements of results of operations and statements of cash flows for such period together with a list of the ages and amounts of all accounts and notes due and uncollected as of the end of such month.  Notwithstanding the foregoing, the Companies agree to provide to Parent and its accountants, counsel and other representatives copies of each Company’s’ internal financial statements promptly upon request.

Section 5.5            Confidentiality.

(a)           “Confidential Information” means all confidential information obtained by Parent or the Acquirors  or their affiliates regarding the Companies pursuant to any letter of intent preceding this Agreement or obtained in connection with the due diligence conducted by Parent and the Acquirors in connection with this Agreement, including without limitation the following: (1) information regarding Companies’ business, operations, assets, liabilities or financial condition; (2) information regarding Companies’ pricing, sales, merchandising, marketing, capital expenditures, costs, joint ventures, business alliances, purchasing or manufacturing; (3) information regarding Companies’ employees or sales representatives, including their identities, responsibilities, competence and compensation; (4) customer lists or other information regarding Companies’ current or prospective customers, including information regarding their identities, contact persons and purchasing patterns; (5) information regarding Companies’ current or prospective vendors, suppliers, distributors or other business partners; (6) forecasts, projections, budgets and business plans regarding Companies; (7) information regarding Companies’ planned or pending acquisitions, divestitures or other business combinations; (8) Companies’ trade secrets and proprietary information; (9) technical information, patent disclosures and applications, copyright applications, sketches, drawings, blueprints, models, know-how, discoveries, inventions, improvements, techniques, processes, formulas, product specifications, business methods, equipment, algorithms, software programs, software source documents and formulae, in each case  regarding Companies’ current, future or proposed products or services (including information concerning Companies’ research, experimental work, development, design details and specifications, and engineering); (10) Companies’ website designs, website content, proposed domain names, and data bases; and (11) any other information regarding Companies and their business which is not generally available to the public and which would customarily be considered as confidential or proprietary.  Notwithstanding the foregoing, Confidential Information shall not include information that:  (i) is or becomes generally available to the public; (ii) is or becomes known to the Parent or the Acquirors or any of their representatives from a person (other than the Companies); or (iii) is or was already in the possession of, or is or becomes known to, Parent or the Acquirors or any of their representatives or (iv) is or was independently developed by Parent or the Acquirors or any of their representatives without violation of any obligation under this Agreement.

(b)           Prior to Closing and subsequent to termination of this Agreement, Parent and the Acquirors shall not use the Confidential Information for its own benefit, nor for the benefit of any other person or for the detriment of Companies, provided that Parent, and the Acquirors may use the Confidential Information solely in connection with its evaluation, negotiation of the terms and consummation of the transactions contemplated hereby.  Parent and the Acquirors shall keep the Confidential Information confidential, and shall not disclose or allow to be disclosed to any third person any of the Confidential Information, except as required by applicable law or regulations or as authorized by written consent of the Companies and shall utilize the same practices and procedures to protect the confidentiality of the Confidential Information that Parent and the Acquirors use to protect their own confidential and proprietary information. Prior to Closing and subsequent to termination of this Agreement, Parent and the Acquirors shall not duplicate any of the Confidential Information except as required to accomplish the purpose of evaluating, negotiating the terms of and consummating a potential purchase of Companies.  Parent and the Acquirors shall hold in confidence and not misuse, misappropriate, disclose, distribute, transmit or transfer the Confidential Information or any portion thereof communicated, discussed, delivered or made available by Companies to or received by Parent or the Acquirors; provided, however, that Parent and the Acquirors may disclose, distribute, transmit and transfer Confidential Information to its representatives for the purpose of evaluating, negotiating the terms of and consummating the transaction contemplated hereby.  Parent and the Acquirors agree to limit access to the Confidential Information to only those of Parent and the Acquirors’ representatives who are obligated by virtue of their fiduciary or employment obligations to Parent or the Acquirors to abide by these restrictions.

(c)           Until the Closing, all materials containing Confidential Information shall remain the Companies’ property.  In the event the transactions contemplated hereby do not close, or upon the determination of Parent or the Acquirors that it does not wish to proceed with the transactions contemplated hereby or wishes to terminate this Agreement, (a) the Parent and the Acquirors shall promptly (i) deliver to the Companies all documents or other materials furnished by the Companies or its representatives to Parent or the Acquirors constituting Confidential Information, together with all copies thereof in the possession or under the control of Parent and the Acquirors, or (ii) alternatively, if the Companies request or give their prior written consent to Parent or the Acquirors, Parent and the Acquirors shall destroy all documents or other matters constituting Confidential Information in the possession or under the control of Parent or the Acquirors; provided, however, that if a legal proceeding has been instituted in which disclosure of the Confidential Information may be relevant, such material shall not be destroyed until the proceeding is settled or a final judgment with respect thereto has been rendered; and provided, further, that all documents reflecting Parent or the Acquirors’ evaluation of proposed transaction and the reasons for its decision not to proceed with the proposed transactions will not be required to be returned or destroyed, however, this Agreement will continue to apply to any such information on the terms set forth herein.  Subject to the foregoing, thereafter Parent and the Acquirors will not retain or permit any of its representatives to retain any of the Confidential Information.

(d)           Because an award of money damages would be inadequate for any breach of this Agreement by Parent or the Acquirors or their representatives and any such breach shall cause the Companies harm, Parent and the Acquirors also agrees that, in the event of any breach of this Section by Parent or the Acquirors or their representatives, the Companies will also be entitled to equitable relief, including injunctive relief and specific performance.

Section 5.6            Updating the Disclosure Schedules.

If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.4 would require a change to the Disclosure Schedules if the Disclosure Schedules were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Companies shall promptly deliver to Parent an update to the Disclosure Schedules specifying such change and shall use its best efforts to remedy same, as applicable; provided, however, that no such update shall be deemed to supplement or amend the Disclosure Schedules for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Companies in this Agreement or (ii) determining whether any of the conditions set forth in Article VII have been satisfied.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1            Public Disclosure.

(a)           Parent and the Companies shall, prior to Closing, consult with each other before issuing or authorizing any press release or any other public statement or making (or authorizing) any other disclosure to any third party (whether or not in response to an inquiry) regarding the existence or terms of this Agreement and the transactions contemplated hereby, and, prior to the Closing, none shall (or permit any of their respective subsidiaries, representatives or advisors to) issue any such press release or make any such statement or disclosure without the prior written approval of the other parties, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the disclosing party shall provide to the other parties such advance notice as is reasonable under the circumstances prior to the making of, and shall consult with the other parties regarding the form of, any such required disclosure.  Notwithstanding the foregoing, Parent and the Companies may reveal the existence and terms of this Agreement to their respective representatives and advisors (a) who need to know the terms of this Agreement for the purpose of evaluating the transactions contemplated by this Agreement, and (b) who are informed of the confidential nature of the Agreement and (c) who agree to act in accordance with the terms of this Section 6.1.

(b)          The Shareholders shall not, prior to or following the Closing, issue any press release, make any other public statement or make any other disclosure to any third party (whether or not in response to an inquiry) regarding the existence and terms of this Agreement and the transactions contemplated hereby without the prior written approval of Parent.  Notwithstanding the foregoing, the Shareholders may reveal the existence and terms of this Agreement to their respective representatives and advisors (a) who need to know the terms of this Agreement for the purpose of evaluating the transactions contemplated by this Agreement, (b) who are informed of the confidential nature of the Agreement and (c) who agree to act in accordance with the terms of this Section 6.1.

Section 6.2            Consents; Cooperation.

Each of Parent and the Companies shall promptly apply for or otherwise seek, and use its best efforts to obtain, all consents, waivers and approvals required to be obtained by it for the consummation of the transactions contemplated hereby.

Section 6.3            Laws.

Subject to the terms and conditions herein provided, each of Parent, the Acquirors and the Companies will, and Parent will cause its subsidiaries to, take all reasonable actions necessary to comply in all material respects promptly with all Laws which may be imposed on it with respect to the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made by it in connection with the taking of any action contemplated by this Agreement.

Section 6.4            Best Efforts and Further Assurances.

Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Parent, the Acquirors and the Companies agree to use best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable Laws) to consummate the transactions contemplated hereby as promptly as practicable including, but not limited to, the satisfaction of the other parties’ conditions to Closing.

Section 6.5            Tax Certificate.

The Companies shall, prior to the Closing Date, provide Parent with a properly executed FIRPTA certificate, substantially in the form agreed to by the parties hereto, which states that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).  In addition, simultaneously with delivery of such Notification Letter, the Company shall have provided to Parent, as agent for the Companies, a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and in the customary form along with written authorization for Parent to deliver such notice form to the IRS on behalf of the Companies upon the Closing.

Section 6.6            Withholding.

Notwithstanding anything herein to the contrary, Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any of the Shareholders such amounts as the Companies or Parent has determined is required to be deducted and withheld with respect to any of the transactions under any provision of United States federal, state, local or foreign tax Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the shareholder in respect of which such deduction and withholding was made.

Section 6.7            Access to Information.

For a period of ten years from the Closing (and until the expiration of the applicable statute of limitations with respect to environmental matters), Parent shall maintain or cause to be maintained and shall not dispose of or destroy (or permit the destruction or disposition) of any of the books or records of any of the Companies obtained by Parent or any of its affiliates in connection with this transaction (the “Documents”) and required to be maintained in accordance with applicable laws.  Prior to disposing of or destroying (or permitting the destruction or disposition of) any of the Documents, Parent, Fresno Sub, or Fresno 2 Sub, shall offer to turn over possession thereof to the Shareholders by written notice to the Shareholders Representative not less than thirty days prior to the date of such proposed destruction or disposition.  Parent shall allow the Shareholders and their agents access to all such books and records if required by applicable law or upon the reasonable request of such Shareholder during normal business hours at the facility where Parent maintains such books and records and the Shareholders shall, if required by applicable law or upon the reasonable request of such Shareholder, have the right, at their own expense, to make copies of any such books and records.

For a period of 90 days after the Closing, Parent, Fresno Sub and Fresno 2 Sub shall provide Team Equipment with access to all computers, data and records of Companies for periods prior to the Closing solely for purposes of closing out the books and preparing final tax returns, closing reports and other information for the Shareholders, Team Equipment and FSI.

Section 6.8            Payment of Certain Indebtedness.

Following the Closing, the Purchasers shall perform all of their obligations relating to the loans and leases that are personally guaranteed by the Shareholders and set forth on Schedule 6.8 (collectively, the “Company Agreements”).  Notwithstanding anything herein to the contrary, Parent and the Purchasers will indemnify and hold harmless the Shareholders from and against any Seller Damages arising out of a breach of this section as well as any other liability under any third party guaranty, however arising, up to maximum amount of the total obligations under the Company Agreements as of the Closing.

Section 6.9            Escrow.

(a)           At the time of Closing, Parent will deposit with the Escrow Agent on behalf of Team Enterprises in partial satisfaction of its obligations to pay Team Enterprises the Team Enterprises Purchase Price under Section 2.2(a), share certificates representing $2,000,000 of Parent Common Stock based on the average trading price of the Parent Common Stock for each of the five (5) consecutive days ending with and including the second (2nd) complete trading day prior to the Closing Date (the “Escrow Shares”) with the Escrow Shares to be held in accordance with the Escrow Agreement.

(b)           The Escrow Shares shall be used for payment of the Shareholders and the Sellers’ obligations arising under the indemnification provisions set forth in Section 9.1 of this Agreement, including, without limitation, Remediation and monitoring costs, legal and consulting fees and costs (including, without limitation, attorneys’ fees and costs incurred in connection with any action against any of the insurers whose policies are identified on Schedule 2.1(a)(iii) herein), all defense costs and fees incurred in defending against any Environmental Claim, and Third Party Claims, and all reasonable lodging and meal expenses incurred by a Shareholder attending any trial with respect to any such claim at a distance of more than 60 miles from such Shareholder’s home (“Escrow Payments”).

(c)           Sellers and Parent shall exert their commercially reasonable efforts to cause all matters which would give rise to an indemnity claim with respect to an Environmental Claim to be satisfied from the insurance policy proceeds (if any) from the policies identified on Section 3.20 of the Purchase Agreement (the “Insurance Proceeds”) prior to satisfying such claims from the Escrow Shares.  In the event that any such indemnity claim is satisfied from the Escrow Shares and is then paid or reimbursed from Insurance Proceeds, then the amount so paid or reimbursed to the extent originally paid from the Escrow Shares shall be deposited with the Escrow Agent to be held along with the Escrow Shares.

Section 6.10          Transfer Taxes.

The Sellers shall be responsible for and shall pay any Transfer Taxes when due, and shall, at their own expense, file all necessary tax returns and other documentation with respect to all such Transfer Taxes; provided, however, that, the Purchasers shall reimburse the Sellers in an amount equal to 50% of such Transfer Taxes promptly following Sellers’ proof of payment of such Transfer Taxes.

Section 6.11          Dissolution of Team Enterprises; Maintenance of Insurance.

Team Enterprises shall not, and the Team Enterprises Shareholders shall not permit Team Enterprises to, dissolve or otherwise terminate its corporate existence until the third anniversary of the Closing. Notwithstanding the foregoing, Team Enterprises shall be permitted to merge with and into a limited liability company owned by the Shareholders of Team Enterprises (the “LLC”); provided, that, the LLC shall not be dissolved or otherwise terminate its corporate existence until the third anniversary of the Closing.  Team Enterprises hereby agrees and covenants that it shall (and if the merger referenced above is consummated, it shall cause the LLC to) maintain the insurance policies set forth on Section 3.20 of the Disclosure Schedules on the same terms and conditions and consistent with past practice until all Environmental Claims have been resolved.

ARTICLE VII

CONDITIONS TO THE CLOSING

Section 7.1            Conditions to Obligations of Each Party.

The respective obligations of each party to this Agreement to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a)           Board and Shareholder Approval.  This Agreement and the transactions contemplated herby shall have been approved by (i) the Board of Directors of Parent, the Purchasers and each of the Companies and (ii) the Shareholders and by Parent as the sole shareholder of the Purchasers in accordance with applicable law.

(b)           No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered or enforced, which makes the consummation of the transactions contemplated hereby illegal.  In the event an injunction or other order shall have been issued, each party agrees to use its reasonable efforts to have such injunction or other order lifted.

(c)           Governmental Approval.  Parent, the Companies and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the several transactions contemplated hereby.

Section 7.2            Additional Conditions to Obligations of the Companies.

The obligations of the Companies to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Companies:

(a)           Representations, Warranties and Covenants.  The representations and warranties of Parent and the Acquirors in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect which representations and warranties as so qualified shall be true in all respects) on and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties which speak as of a particular time which representations and warranties need be true and correct only as of such time) and Parent and the Acquirors shall each have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

(b)           Certificate of Parent.  The Companies shall have received from Parent an officer’s certificate certifying to the fulfillment of the conditions specified in Section 7.2(a).

(c)           Employment Agreement.  Parent shall have delivered to Tom Jones, an executed employment agreement effective upon the Closing in the form of Exhibit C attached to this Agreement (“Employment Agreement”).

(d)           Registration Rights Agreement.  Parent shall have delivered to each Company and the Shareholders, as applicable, an executed registration rights agreement effective upon the Closing in the form of Exhibit D attached to this Agreement (“Registration Rights Agreement”).

(e)           Escrow Agreement. Parent shall have delivered to the Shareholders an executed escrow agreement effective upon the Closing in the form of Exhibit E attached to this Agreement (“Escrow Agreement”).

(f)           Legal Opinion.  Shareholders shall have received a legal opinion from Greenberg Traurig, LLP legal counsel to the Parent, in substantially the form of Exhibit F attached to this Agreement (“Parent Counsel Legal Opinion”).

Section 7.3         Additional Conditions to the Obligations of Parent and the Acquirors.

The obligations of Parent and the Acquirors to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Parent or the Acquirors:

(a)           Representations, Warranties and Covenants.  The representations and warranties of the Companies in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect which representations and warranties as so qualified shall be true in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for such representations and warranties which speak as of a particular time which representations and warranties need be true and correct only as of such time) and the Companies shall in all material respects have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

(b)           Certificate of the Companies.  Parent shall have received a certificate from each Company executed by an officer certifying fulfillment of the conditions set forth in Section 7.3(a), Section 7.3(c), Section 7.3(e), and Sections 7.3(g)-(m).

(c)           Third Party Consents.  Parent shall have been furnished with evidence reasonably satisfactory to Parent of the consent or approval of those persons whose consent or approval shall be required for each Company (i) to consummate the transactions contemplated hereby and (ii) to comply with and perform each Company’s obligations as contemplated hereby.

(d)          Legal Opinion.  Parent shall have received a legal opinion from Fishman, Larsen, Goldring & Zeitler, legal counsel to the Companies, in substantially the form of Exhibit A attached to this Agreement (“Companies’ Counsel Legal Opinion”).

(e)           No Material Adverse Changes.  There shall not have occurred any material adverse change in the condition (financial or otherwise), properties and assets (including intangible assets), liabilities, business, operations, results of operations or prospects of any of the Companies; provided, however, that for purposes of determining whether there shall have been any such material adverse change, any adverse change that results from the taking of any action, or the failure to act, as required by this Agreement shall be disregarded.

(f)           Approval of Shareholders.  The Shareholders have voted in favor of this Agreement and the transactions contemplated hereby.

(g)          Closing Statement.  Each Company shall have delivered to Parent a Closing Statement pursuant to Section 2.3(a) hereof, in form and substance reasonably satisfactory to Parent.

(h)          Tax Certificates.  Each Company shall have provided Parent with the properly executed certificates pursuant to Section 6.6.

(i)           Non-Compete Agreements.  Each of the Shareholders shall have delivered to Parent an executed non-compete agreement effective upon the Closing in the form of Exhibit B attached to this Agreement (collectively, the “Non-Compete Agreements”).

(j)           Employment Agreement.  Tom Jones shall have delivered to Parent an executed Employment Agreement effective upon the Closing.

(k)           Employment Offer Letters.  Key employees to be specified during the course of due diligence shall each have delivered to Parent an executed offer letter of employment from Parent, with employment effective immediately following the Closing.

(l)           Registration Rights Agreement. Each Company and the Shareholders, as applicable, shall have delivered to Parent an executed Registration Rights Agreement effective upon the Closing.

(m)          Escrow Agreement. The Shareholders shall have delivered to Parent an executed Escrow effective upon the Closing.

(n)          Audit. Each Company shall have delivered to Parent audited financial statements of each Company for the years ended December 31, 2005 and December 31, 2006, together with notes thereto, reasonably acceptable to Parent.

Section 7.4            Frustration of Conditions.

Neither Parent nor any of the Companies nor any Shareholder may rely on the failure of any condition set forth in this ARTICLE VII to be satisfied if such failure was caused by such party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1            Termination.

At any time prior to the Closing, whether before or after approval of the matters presented in connection with the transactions contemplated by this Agreement to the Shareholders, this Agreement may be terminated:

(a)           by mutual consent of Parent and each Company;

(b)           by Parent or any of the Companies, if the Closing shall not have occurred on or before such date that is sixty (60) days following the date hereof (the “Final Date”); provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the transactions contemplated by this Agreement to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)           by Parent, if any of the Companies shall breach any representation, warranty, obligation or agreement hereunder such that the conditions set forth in Section 7.3(a) would be incapable of being satisfied by the Final Date, and such breach shall not have been cured, or by its nature cannot be cured, within ten (10) days of receipt by any of the Companies of written notice of such breach; provided that Parent has not breached any of its representations, warranties, obligations or agreements hereunder;

(d)           by any of the Companies, if Parent or the Acquirors shall breach any representation, warranty, obligation or agreement hereunder, such that the conditions set forth in Section 7.2(a) would be incapable of being satisfied by the Final Date, and such breach shall not have been cured, or by its nature cannot be cured, within ten (10) days following receipt by Parent of written notice of such breach; provided that the Company has not breached any of its representations, warranties, obligations or agreements hereunder;

(e)           by Parent, the Acquirors or any of the Companies if any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable;

(f)           by Parent, if any material adverse change in the condition (financial or otherwise), properties and assets (including intangible assets), liabilities, business, operations, results of operations or prospects of any of the Companies has occurred since the date hereof; provided, however, that for purposes of determining whether there shall have been any such material adverse change, any adverse change that results from the taking of any action, or the failure to act, as required by this Agreement shall be disregarded;

(g)           by Parent if the Disclosure Schedule, as amended or supplemented from time to time, contains any matter which is not satisfactory to Parent in its sole discretion; and

(h)           by the Shareholders, if any Material Adverse Effect on Parent has occurred since the date hereof; provided, however, that for purposes of determining whether there shall have been any such Material Adverse Effect, any adverse change that results from the taking of any action, or the failure to act, as required by this Agreement shall be disregarded

Section 8.2            Effect of Termination.

In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void, and except as provided in Section 8.3, there shall be no liability or obligation on the part of Parent, the Acquirors or any of the Companies or their respective officers, directors, shareholders or affiliates, except to the extent that such termination results from fraud; provided that the provisions of Section 5.5 (Confidentiality), Section 6.1 (Public Disclosure), this Section 8.2, Section 8.3 (Expenses) and ARTICLE IX shall remain in full force and effect and survive any termination of this Agreement.

Section 8.3            Expenses.

Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses arising out of, relating to or incidental to the discussion, evaluation, negotiation and documentation of this Agreement and the transactions contemplated hereby (including, without limitation, reasonable fees and expenses of legal counsel and financial advisors and accountants, if any) (in the aggregate, “Transaction Expenses”), shall be paid by the party incurring such expense.

Section 8.4            Amendment.

The parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto, except as otherwise required by Law.

Section 8.5            Extension; Waiver.

Any party hereto may, subject to Section 8.4 and to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any such extension or waiver by any party hereto shall not operate or be construed as a further or continuing extension or waiver.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

INDEMNIFICATION

Section 9.1            Indemnification.

(a)           The Shareholders and the Sellers, jointly and severally, will indemnify and hold harmless Parent, the Purchasers and their affiliates and their respective officers, directors, agents and employees (collectively, “Representatives”), from and against any and all losses, costs, damages, liabilities, Taxes and expenses (including, without limitation, reasonable legal fees and expenses) (collectively, “Purchaser Damages”) arising out of or relating to (i) any misrepresentation or breach of, or default in connection with, any of the representations, warranties, covenants and agreements given or made by the Companies or the Shareholders in this Agreement, as modified by the Disclosure Schedules, or in any exhibit or schedule to, or certificate delivered in connection with, this Agreement, (ii) any inaccuracy contained in any Closing Statement, (iii) Environmental Claims (including, inter alia, costs of Remediation, legal and consulting fees and costs, and Third Party claims) related to or arising from Releases of Materials of Environmental Concern by the Companies and/or environmental conditions occurring or existing on any of the Companies’ properties on or before the Closing Date and (iv) the failure of any Seller to obtain any required third party consents pursuant to Section 7.3(c) on or before the Closing.  Subject to the following sentence, (i) the Sellers and the Shareholders shall not be obligated to indemnify Parent, the Purchasers or the Representatives pursuant to this Section 9.1(a) unless the aggregate of all Purchase Damages exceeds Fifty Thousand Dollars ($50,000) (the “Basket”), in which case Parent, the Purchasers or the Representatives shall be entitled to recover all Purchaser Damages, including the amount equal to the Basket (ii) all obligations of the Sellers or the Shareholders for indemnification pursuant to this Section 9.1(a) shall be satisfied solely from the Escrow Shares and insurance proceeds, if available, and (iii) in no event shall the obligations of the Sellers and Shareholders to provide indemnification pursuant to this Section 9.1(a) exceed an amount equal to the Escrow Shares.  The right of Parent and its affiliates to obtain indemnification from the Escrow Shares pursuant to this Section 9.1(a) shall be the exclusive remedy of Parent or its affiliates for any matters arising under or in connection with this Agreement, including, without limitation for payment of Purchaser Damages other than (i) actions for specific performance pursuant to Section 10.9, (ii) Purchaser Damages arising out of or related to intentional fraud or intentional misrepresentation, (iii) offsets pursuant to Section 2.3 (iv) the failure of any Seller to obtain any required third party consents pursuant to Section 7.3(c) on or before the Closing.  The right to indemnification or specific performance will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, by Parent or the Acquirors with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Companies or any other matter.  The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, payment of Purchaser Damages, or any other remedy based on any such representation, warranty, covenant or agreement.

(b)           Parent and the Purchasers, jointly and severally, will indemnify and hold harmless the Shareholders, the Sellers and their affiliates and their respective officers, directors, agents and employees, from and against any and all losses, costs, damages, liabilities, Taxes and expenses (including, without limitation, reasonable legal fees and expenses) (collectively, “Seller Damages”) arising out of or relating to  any misrepresentation or breach of, or default in connection with, this Agreement, or in any exhibit or schedule to, or certificate delivered in connection with, this Agreement.  Subject to the following sentence, in no event shall the obligations of Parent and the Purchasers to provide indemnification pursuant to this Agreement, including without limitation pursuant to this Section 9.1(b) exceed an amount equal to Two Million Dollars ($2,000,000).  The right of the Shareholders, the Sellers and their affiliates to obtain indemnification pursuant to this Section 9.1(b) shall be the exclusive remedy of Shareholders, Sellers and their affiliates for any matters arising under or in connection with this Agreement, including without limitation for payment of Seller Damages other than (i) actions for specific performance pursuant to Section 10.9, and (ii)Seller Damages arising out of or related to intentional fraud or intentional misrepresentation by Parent, the Acquirors or their affiliates.  The right to indemnification, payment of Seller Damages or other remedy will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Parent, the Purchasers or their affiliates or any other matter.  The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, payment of Seller Damages, or any other remedy based on any such representation, warranty, covenant or agreement.

(c)           Any indemnification payment paid pursuant to this ARTICLE IX shall be treated as an adjustment to the purchase price.

(d)           No party shall seek indemnification against any other party to the extent that the claim for which such party would otherwise be entitled to indemnification is paid by insurance.  In the event that Parent or the Acquirors shall elect to accept a cash payment from any of the insurers whose policies are identified on Schedule 3.20 who currently are liable or potentially liable for environmental claims in exchange for a release of such insurers from future contingent liabilities in lieu of maintaining such insurance coverage in place without the written consent of the Shareholders’ Agent, then Shareholders shall be deemed released thereafter from any indemnification obligations to Parent or the Purchasers with respect to any environmental matters whatsoever.

(e)           In the event a Purchaser is evicted from Team Enterprise Store 5B or Team Enterprise Store 8 as a result of a Seller’s failure to obtain the required third party consent pursuant to Section 7.3(c) on or before the Closing (an “Eviction”), as its sole remedy, Purchaser shall be entitled to Purchaser Damages, including without limitation, Eviction Damages for lost profits calculated as follows:

(i)        Eviction Damages shall equal the applicable Store Target Amount less the product of (a) the applicable Store Target Amount multiplied by (b) a fraction; the numerator of which equals the number of months such store continued to operate following the Closing prior to the Eviction (up to a maximum of 60 months) and the denominator of which equals 60. For example purposes only, if the applicable Store Target Amount equals $100,000 and the applicable store operates for 12 months following the Closing prior to the Eviction, the Eviction Damages shall equal $80,000 ($100,000 – (12/60 x $100,000).

(ii)       The Eviction Damages shall be reduced by the fair market value of any equipment in the store location subject to the Eviction as determined in good faith by the Purchaser’s Board of Directors.

Fresno Sub shall be entitled, in its sole discretion, to offset such Eviction Damages from the Escrow Shares.

Section 9.2            Claims.

(a)           In the event that a party entitled to indemnification hereunder (an “Indemnified Person”) seeks to exercise its rights to obtain indemnification for damages pursuant to the terms of Section 9.1, the Indemnified Person shall deliver to the party obligated to indemnify (the “Indemnitor”) a written notice (an “Indemnity Notice”) specifying in reasonable detail the nature of the claim for which indemnification is being sought and the amount of damages, if known.  The Indemnitor shall have the right to object to any claim set forth in any Indemnity Notice by delivering written notice to the Indemnified Party within thirty days after receipt of the Indemnity Notice which notice shall specify in reasonable detail the basis for the objection.  If no objection is received within such thirty day period, such claim shall be payable upon expiration of the thirty period. Any objection to a claim which is not delivered in a timely fashion shall not constitute a waiver of the Indemnitor’s right to object except to the extent that the Indemnified Party is prejudiced thereby.  In the event the claim set forth in the Indemnity Notice is contested by the Indemnitor, then such claim shall be treated as an unresolved claim, subject to resolution pursuant to Section 9.3.

Section 9.3            Objections to Claims; Resolution of Conflicts; Arbitration.

(a)           In case an Indemnitor shall so object in writing to any claim or claims made in any Indemnity Notice, the Indemnified Person shall have fifteen (15) days after receipt of an objection to respond thereto in a written statement.  If after such fifteen (15) day period there remains a dispute as to any claims, the parties shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims.  If the parties should so agree, the claims set forth in such Indemnity Notice shall be modified as necessary to reflect such agreement.

(b)           If no such agreement can be reached after good faith negotiation, either party may, by written notice to the other, demand arbitration of the matter unless such arbitration seeks to determine the amount of the damage or loss at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration.  The decision of the arbitrator or arbitrators as to the validity and amount of any claim in such Indemnity Notice shall be binding and conclusive upon the parties to this Agreement.

(c)           Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.  Any such arbitration shall be held in Orange County, California under the commercial rules then in effect of the American Arbitration Association.  All costs and expenses (including attorneys’ fees and expenses) incurred in connection with any such arbitration shall be paid by the party incurring such expense, provided that upon conclusion of the arbitration, all such costs and expenses, including, without limitation, the fees and expenses of  the arbitrator or arbitrators, the administrative fee of the American Arbitration Association and attorneys’ fees and costs shall be allocated by the arbitrator or arbitrators, in accordance with the provisions of Section 10.12 hereof.

Section 9.4            Shareholders’ Agent.

Each of the Shareholders and the Sellers, by virtue of the approval of this Agreement and the transactions contemplated hereby, hereby irrevocably constitutes and appoints Andrew B. Jones as the Shareholders’ Agent for and on behalf of the Shareholders and the Sellers to give and receive notices and communications, to authorize offset by Parent of any amounts owed to the Shareholders and Sellers in satisfaction of claims by an Indemnified Person, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to agree to, negotiate, enter into and provide amendments and supplements to and waivers in respect of this Agreement in accordance with Section 8.4 and Section 8.5 of this Agreement, and to take all actions necessary or appropriate in the judgment of the Shareholders’ Agent for the accomplishment of any or all of the foregoing.  Such agency may be changed (i) with respect to all Shareholders and the Sellers, by unanimous decision, from time to time upon not less than thirty (30) days’ prior written notice signed by all of the Shareholders and the Sellers and delivered to the Shareholders' Agent and to Parent.  Shareholders’ Agent shall act as directed by the Shareholders.  In the event of a dispute among the Shareholders, the Shareholders’ Agent shall act as directed by Shareholders holding not less that 2/3 of the equitable interests in the Companies as of the Closing.  Parent shall be entitled to conclusively rely, without any further inquiry or investigation, on any such notice provided to Parent; provided, however, that Parent shall not be bound by any such notice that Parent in good faith determines has not been signed by the all of the Shareholders and the Sellers, in which case for all purposes in connection with this Agreement, Parent shall not be required to recognize the purported removal of the existing Shareholders' Agent and shall be entitled to treat the existing Shareholders' Agent as the Shareholders' Agent for such purpose.  No bond shall be required of the Shareholders’ Agent, and the Shareholders’ Agent shall receive no compensation for his services.  Notices or communications to or from the Shareholders’ Agent shall constitute notice to or from each of the Shareholders and the Sellers.

Section 9.5            Actions of the Shareholders’ Agent.

A decision, act, consent or instruction of the Shareholders’ Agent shall constitute a decision of all of the Shareholders and the Sellers and in the absence of actual knowledge by Parent that Shareholders’ Agent is not acting as directed by the Shareholders as described above shall be final, binding and conclusive upon all of the Shareholders and the Sellers, and Parent, the Acquirors and the Companies may rely upon any decision, act, consent or instruction of the Shareholders’ Agent as being the decision, act, consent or instruction of all of the Shareholders and the Sellers.  Each of Parent, the Acquirors and the Companies is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders’ Agent.

Section 9.6            Third-Party Claims.

(a)           In the event that any party receives a third-party claim which such party believes give rise to indemnification under this ARTICLE IX (a “Third Party Claim”), such party shall promptly notify the indemnifying party of such Third Party Claim; provided, however, that the failure to give prompt notice shall not affect the indemnification provided hereunder except to the extent indemnifying party has been actually prejudiced as a result of such failure.  The notice of Third Party Claim shall include, based on the information then available to such party, a summary in reasonable detail of the basis for the claim and a reasonable estimate of the Damages.  The indemnifying party shall be entitled, at its own expense, to participate in the defense and resolution of such claim; provided, however, that the indemnified party shall have Control over the litigation; provided, further that any such settlement shall not be determinative of the existence of or amount of Damages relating to such claim, except with the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed and which consent shall be deemed to have been given unless the indemnifying party shall have objected in writing within thirty (30) days after a written request for such consent by the indemnified party.  In the event that the Shareholders’ Agent has consented to any settlement of a Third Party Claim, then provided that the Shareholders’ Agent has acted as directed by the Shareholders as described above, neither the Shareholders’ Agent nor any of the Shareholders shall have any power or authority to object under Section 9.2 or any other provision of this ARTICLE IX to any claim by an Indemnified Person for offset against any amounts payable to the Shareholders or for indemnity in the amount of such settlement.

(b)           Notwithstanding the foregoing, the Shareholders’ Agent shall have Control over the prosecution, defense and resolution of (i) all Environmental Claims under Section 9.1(a)(iii) or for any claims against any of the insurers whose policies are identified in Section 3.20 of the Disclosure Schedules and (ii) all claims arising out of or related to the failure of any Seller to obtain any required third party consents pursuant to Section 7.3(c); provided, however, Parent shall be notified and promptly provided copies of any settlement offers whether oral or written and no such claim may be settled without Parent’s written consent, which consent shall not be unreasonably withheld.  Parent and Acquirors shall cooperate fully with Shareholders and their counsel in the prosecution, defense and resolution of all such claims.  In the event the Shareholders’ Agent refuses to settle a claim that Parent recommends to be settled, the Shareholders’ Agent shall promptly provide Parent with a reasonable settlement amount for which the Shareholders’ Agent would be willing to settle such claim (the “Proposed Settlement Amount”).  Parent shall be entitled to require the Shareholders’ Agent to and the Shareholders’ Agent hereby agrees that the Shareholders’ Agent shall settle such claim if Parent funds the difference between the actual settlement amount and the Proposed Settlement Amount. Parent and its attorneys (whose fees shall not be deemed Purchaser Damages and shall be paid by Parent and not out of the Escrow Shares) shall have complete access to the attorneys engaged by the Shareholders’ Agent to defend and otherwise represent the indemnified parties in connection with Third Party Claims and their files, including any claims against insurance carriers.  The Shareholders’ Agent’s selection of such counsel shall be subject to Parent’s approval, which approval shall not be unreasonably withheld, and such counsel shall be changed by the Shareholders’ Agent if reasonably requested by Parent (with replacement counsel again subject to Parent’s reasonable approval).

ARTICLE X

GENERAL PROVISIONS

Section 10.1          Survival.

The representations, warranties, covenants and agreements of the Companies contained in this Agreement as modified by the Disclosure Schedules or any exhibit or schedule or certificate delivered pursuant to this Agreement shall survive until the twenty-four (24) month anniversary of the Closing Date, except with respect to the matters set forth in Sections 3.3 (Capitalization, Title to Shares), 3.12 (Title to Property) and 3.15 (Taxes), which shall survive until expiry of the applicable statute of limitations.  Notwithstanding anything contained herein to the contrary the matters set forth in Section 3.14 (Environmental Matters) shall survive until the termination of the Escrow Agreement.  In no case shall the termination of the representations, warranties, covenants and agreements affect any claim for misrepresentation or breach thereof or default thereunder if written notice of such misrepresentation, breach or default is given to the Shareholders’ Agent (including under Section 9.3) prior to such termination.

Section 10.2          Notices.

All notices and other communications hereunder shall be in writing and shall be deemed received (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt of transmission by facsimile (or, the first Business Day following such receipt if (a) the date is not a Business Day or (b) confirmation of receipt is given after 5:00 p.m., California Time) or (iii) on the date of confirmation of receipt if delivered by a nationally recognized courier service (or, the first Business Day following such receipt if (a) the date is not a Business Day or (b) confirmation of receipt is given after 5:00 p.m., California Time), to the parties at the following address or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

(a)           if to Parent or the Acquirors, to:

U.S. Dry Cleaning Corporation
125 Tahquitz Canyon, Suite 203
Palm Springs, CA 92262
Attention:  Chief Executive Officer
Facsimile No.:  (760) 323-3390

with a copy to (not notice):

Greenberg Traurig, LLP
650 Town Center Drive, Suite 1700
Costa Mesa, California  92626
Attention:  John J. Giovannone, Esq.
Facsimile No.:  (714) 708-6547

(b)           if to the Shareholders’ Agent, Team Enterprises, Team Equipment, Bell Hop or FSI, to:

529 E. Shield Ave.
Fresno, CA 93704
Attention:  Tom Jones
Facsimile No.:  (559) 224-4615

with a copy to (not notice):

Fishman, Larsen, Goldring & Zeitler
7112 N. Fresno Street, Suite 450
Fresno, California 93722
Attention:  Peter N. Zeitler, Esq.
Facsimile No.: (559) 256-5005

Section 10.3          Interpretation.

When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The phrase “made available” in this Agreement means that the information referred to has been made available if requested by the party to whom such information is to be made available.  The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 30, 2007.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.4          Counterparts.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 10.5          Entire Agreement; Nonassignability; Parties in Interest.

This Agreement and the certificates, documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Disclosure Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, and (c) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Except with respect to the right to receive payments by the Shareholders in accordance with the terms of this Agreement, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement.

Section 10.6          Severability.

In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 10.7          Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the State of California without reference to such state’s principles of conflicts of law.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and agrees that process may be served upon them in any manner authorized by the Laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

Section 10.8          Rules of Construction.

The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 10.9          Specific Performance.

The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 10.10        Descriptive Headings.

The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 10.11        Force Majeure.

No party shall be deemed to fail to perform its obligations or respond to any notice on a timely basis if its failure results solely from the following causes beyond its reasonable control, specifically: war, terrorism, strikes, natural disaster or acts of God.  Any delay resulting directly from any of said causes shall extend accordingly the time to perform or respond by the length of the delay.  For avoidance of doubt, the foregoing shall in no event relieve any party of its obligations hereunder or permit a party to fail to respond to notice beyond the extension described in the preceding sentence.

Section 10.12        Attorneys’ Fees.

Should any party hereto institute any action or proceeding in court or otherwise to enforce any provision hereof or for damages by reason of alleged breach of any provision of this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party such reasonable out of pocket expenses (including attorneys’ fees and expenses) incurred by the prevailing party in connection with any such action or proceeding.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, the Acquirors, Team Enterprises, Bell Hop, Team Equipment, FSI and the Shareholders have executed and delivered this Agreement or have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

U.S. Dry Cleaning Corporation	USDC Fresno, Inc.

By: /s/ Robert Y. Lee	By: /s/ Robert Y. Lee
Name: Robert Y. Lee	Name: Robert Y. Lee
Title: Chief Executive Officer	Title: President

USDC Fresno 2, Inc.	Bell Hop Cleaners of California, Inc.

By: /s/ Robert Y. Lee	By: /s/ Thomas H. Jones
Name: Robert Y. Lee	Name: Thomas H. Jones
Title: President	Title: President

Team Enterprises, Inc.	Fabricare Services, Inc.

By: /s/ Thomas H. Jones	By: /s/ Thomas H. Jones
Name: Thomas H. Jones	Name: Thomas H. Jones
Title: President	Title: President

Team Equipment, Inc.

By: /s/ Thomas H. Jones
Name: Thomas H. Jones
Title: President

Team Enterprises Shareholders	Bell Hop Shareholders

/s/ Melinda J. Brooke	/s/Melinda J. Brooke
Melinda J. Brooke, Trustee of The Melinda J. Hayes Revocable Trust U/D/T March 19, 1991	Melinda J. Brooke, Trustee of The Melinda J. Hayes Revocable Trust U/D/T March 19, 1991

/s/ Frederic P. Jones, Jr.	/s/ Frederic P. Jones, Jr.
Frederic P. Jones, Jr.	Frederic P. Jones, Jr.

/s/ Frederic P. Jones, Jr.	/s/ Andrew B. Jones
Frederic P. Jones, Co-trustee of the Jones Family Trust	Andrew B. Jones

/s/ Mary S. Jones	/s/ Thomas H. Jones
Mary S. Jones, Co-trustee of the Jones Family Trust	Thomas H. Jones, Trustee of the Thomas H. Jones and Shirley C. Jones Family Trust/Survivors Trust

/s/ Andrew B. Jones	/s/ Gail J. Lohmann
Andrew B. Jones	Gail J. Lohmann, trustee of The 2000 Gail J. Lohmann SP Trust U/D/T September 28, 2000

/s/ Thomas H. Jones
Thomas H. Jones, Trustee of the Thomas H. Jones and Shirley C. Jones Family Trust/Survivors Trust

/s/ Gail J. Lohmann
Gail J. Lohmann, trustee of The 2000 Gail J. Lohmann SP Trust U/D/T September 28, 2000

Team Equipment Shareholders	FSI Shareholders

/s/ Melinda J. Brooke	/s/ Melinda J. Brooke
Melinda J. Brooke, Trustee of The Melinda J. Hayes Revocable Trust U/D/T March 19, 1991	Melinda J. Brooke, Trustee of The Melinda J. Hayes Revocable Trust U/D/T March 19, 1991

/s/ Frederic P. Jones, Jr.	/s/ Frederic P. Jones, Jr.
Frederic P. Jones, Jr.	Frederic P. Jones, Jr.

/s/ Andrew B. Jones	/s/ Andrew B. Jones
Andrew B. Jones	Andrew B. Jones

/s/ Thomas H. Jones	/s/ Thomas H. Jones
Thomas H. Jones, Trustee of the Thomas H. Jones and Shirley C. Jones Family Trust/Survivors Trust	Thomas H. Jones, Trustee of the Thomas H. Jones and Shirley C. Jones Family Trust/Survivors Trust

/s/ Gail J. Lohmann	/s/ Gail J. Lohmann
Gail J. Lohmann, trustee of The 2000 Gail J. Lohmann SP Trust U/D/T September 28, 2000	Gail J. Lohmann, trustee of The 2000 Gail J. Lohmann SP Trust U/D/T September 28, 2000